Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

by and among

NOBLE TUBE TECHNOLOGIES, LLC

(“Buyer”),

NOBLE INTERNATIONAL, LTD.

(“Noble”),

and

THE SHAREHOLDERS OF

PULLMAN INDUSTRIES, INC.

(“Sellers”)

October 12, 2006

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-ii-

Exhibit 1.2(b)	Overdue Accounts Receivable
Exhibit 1.2(c)	Deferred Payment Amount Terms
Exhibit 1.3(b)	Estimated Closing Date Net Working Capital
Exhibit 1.5(b)(v)	Form of Legal Opinion of Honigman Miller Schwartz and Cohn LLP
Exhibit 1.5(b)(viii)	Form of Payoff Letter
Exhibit 4.5	Accounts Receivable and Payable
Exhibit 4.13	Tax Form
Exhibit 4.14	IC-DISC, Inc. Transactions
Exhibit 5.1	Specific Indemnification Matters
Exhibit 8.1	Permitted Encumbrances
Exhibit 8.2	September 30, 2006 Balance Sheet
Exhibit 8.3	Sellers’ Knowledge Parties

-iii-

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is made as of October 12, 2006, by and among NOBLE TUBE TECHNOLOGIES, LLC, a Michigan limited liability company (“Buyer”), NOBLE INTERNATIONAL, LTD., a Delaware corporation (“Noble”), and each shareholder (each a “Seller” and collectively “Sellers”) of Pullman Industries, Inc., a Michigan corporation (the “Company”). Buyer, Noble and Sellers are sometimes individually referred to in this Agreement as a “Party” and collectively as the “Parties.” Other capitalized terms used in this Agreement and not otherwise defined are defined in Article 6.

The Company and the Subsidiaries are engaged in the business of manufacturing and selling products utilizing the roll forming and/or stretch bending process in the automotive and office furniture markets (the “Business”). Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the outstanding capital stock of the Company on the terms and subject to the conditions of this Agreement. Noble joins in this Agreement to guaranty Buyer’s performance pursuant to the terms of this Agreement.

ACCORDINGLY, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the Parties agree as follows:

ARTICLE 1

PRINCIPAL TRANSACTION

Section 1.1. Sale and Purchase of Stock. On the terms and subject to the conditions of this Agreement, Sellers agree to sell and transfer to Buyer, and Buyer agrees to purchase from Sellers, all of the issued and outstanding shares of capital stock of the Company, consisting of 6,000,000 shares of common stock, no par value per share (the “Shares”), free and clear of all Encumbrances.

Section 1.2. Purchase Price; Payment.

(a) Subject to adjustment under Section 1.3, if applicable, in consideration of the transfer of the Shares to Buyer and the other undertakings of Sellers set forth in this Agreement, Buyer agrees to pay to Sellers, in the aggregate, the sum of (i) $49,976,000 plus (ii) the Deferred Payment Amount, plus (iii) the Tax Refund Amount (in the aggregate, as adjusted, the “Purchase Price”).

(b) Subject to adjustment under Section 1.3, if applicable, $42,476,000 of the Purchase Price (the “Initial Payment”) will be paid to Sellers at Closing by wire transfer of immediately available funds to an account designated by Sellers Representative, and $7,500,000 of the Purchase Price will be paid into escrow pending (i) the collection by the Company or a Subsidiary of those accounts receivable set forth on Exhibit 1.2(b) (estimated by Sellers not to exceed $257,724), and (ii) resolution of any claims for indemnification that may be made by Buyer under Article 5 during the stated duration of the escrow, as more fully set forth in the escrow agreement (the “Escrow Agreement”).

(c) The Deferred Payment Amount, which will not exceed $14,000,000 in the aggregate, will be paid to Sellers within 10 days after each month end in which any Deferred Payment Amount due Sellers hereunder is received by wire transfer of immediately available funds to an account designated by Sellers Representative, subject to satisfaction of the payment conditions set forth on Exhibit 1.2(c). Buyer shall use commercially reasonable efforts in good faith to collect the payments indicated on Exhibit 1.2(c) (the “Tooling Receivables”) according to the schedule indicated therein, but will not be required to commence any Proceeding, utilize any collection or similar agency, or cease doing business with any applicable account debtor. In connection with the collection of the Tooling Receivables, Buyer will not reduce or otherwise compromise any Tooling Receivable in exchange for, or to influence an account debtor to give, any concession or other accommodation to Buyer or any of its Affiliates that is unrelated to the applicable Tooling Receivable, and Buyer will not be required to grant any concession or other accommodation to collect any Tooling Receivable. Buyer will provide Sellers Representative with a monthly status report of Tooling Receivables collections. If Tooling Receivables are not collected within 60 days of the applicable invoice date, Sellers Representative or his or her designee will have the opportunity to discuss and review a summary of the efforts of Buyer to obtain payment of the outstanding Tooling Receivables and may participate in joint discussions and other communications with Buyer and the applicable account debtor; provided, however, that Buyer may reasonably limit the scope of such communications if Buyer believes that such communications would be reasonably likely to adversely affect the customer relationship between Buyer and the applicable account debtor; and provided, further, that Sellers Representative or his or her designee must conduct himself or herself in such a manner as to not adversely affect the customer relationship between Buyer and the applicable account debtor.

(d) One half of any Tax Refund Amount will be paid to Sellers within three business days following receipt by the Company of such Tax Refund Amount, by wire transfer of immediately available funds to an account designated by Sellers Representative. Buyer will promptly notify Sellers of receipt of any Tax Refund Amount. Any Tax Refund Amount payable to Sellers under this Section 1.2(d) not paid when due will bear interest at 12% per annum from the date such amount is required to be paid hereunder until paid, increasing to 15% per annum from and after 30 days of the due date and increasing to 18% per annum from and after 60 days of the date due.

Section 1.3. Adjustments to Purchase Price.

(a) On October 2, 2006, Sellers delivered to Buyer their good faith estimate of the U.S. Closing Date Debt, which was estimated by Sellers to be $44,339,385, and the Mexican Closing Date Debt, which was estimated by Sellers to be $21,347,825.

(b) The Initial Payment will be decreased on a dollar-for-dollar basis to the extent that the Closing Date U.S. Net Working Capital is less than $10,000,000. Sellers have estimated Closing Date U.S. Net Working Capital to be $10,164,820, as calculated on Exhibit 1.3(b).

(c) Within 30 days after the Closing Date, Buyer will cause to be prepared and delivered to Sellers Representative (i) an itemized calculation (each a “Closing Date Debt Statement” and collectively, the “Closing Date Debt Statements”) of actual Closing Date Debt of the Company and the U.S. Subsidiaries and the Mexican Subsidiaries, exclusive of debt owed by

WLP Properties S. de R.L. de C.V. to TMW Enterprises de Juarez, S.A. de C.V., TMW Enterprises de Mexico, S.A. de C.V. and TMW Enterprises de Torreon, S.A. de C.V. not in excess of an aggregate amount of $1,200,000 (the “Mexican Closing Date Debt”), and (ii) an itemized calculation of Closing Date U.S. Net Working Capital (the “Closing Date U.S. Net Working Capital Statement”). Sellers will have the opportunity to review the Closing Date Debt Statements and the Closing Date U.S. Net Working Capital Statement for 20 days following receipt thereof (the “Review Period”). During the Review Period, Buyer and its Representatives will provide to Sellers and their Representatives access to all information to enable Sellers and their Representatives to review and evaluate the Closing Date Debt Statements and the Closing Date U.S. Net Working Capital Statement. Each of the applicable Closing Date Debt Statements and the Closing Date U.S. Net Working Capital Statement will become final, conclusive and binding on Sellers unless, prior to the end of the Review Period, Sellers Representative notifies Buyer in writing of Sellers’ objections to the Closing Date Debt Statement and/or the Closing Date U.S. Net Working Capital Statement, identifying the disputed items, the estimated amounts of the disputed items if then calculable and the basic facts underlying Sellers’ objections. If Sellers Representative gives such an objection notice, the Parties will try in good faith to resolve the objections within 30 days. If the Parties resolve some or all of the objections within that time period, they will promptly record their resolution in a writing signed by each of them, and such resolution will be final, conclusive and binding on each of them. If the Parties are unable to resolve all of the objections within the 30-day time period, they will promptly refer any matters still in dispute for resolution as provided in Section 1.3(g). Each Closing Date Debt Statement, in the form that is final, conclusive and binding on the Parties hereunder, is referred to as the “Final Closing Date Debt Statement” and, collectively as the “Final Closing Date Debt Statements”. The Closing Date U.S. Net Working Capital Statement, in the form that is final, conclusive and binding on the Parties hereunder, is referred to as the “Final Closing Date U.S. Net Working Capital Statement”.

(d) The Purchase Price will be decreased on a dollar-for-dollar basis to the extent that the U.S. Closing Date Debt as reflected on the applicable Final Closing Date Debt Statement is greater than the Maximum U.S. Debt. The Purchase Price will also be decreased on a dollar-for-dollar basis to the extent that the Mexican Closing Date Debt as reflected on the applicable Final Closing Date Debt Statement is greater than $21,347,825. Any decrease in the Purchase Price pursuant to this Section 1.3(d) will be paid by Sellers to Buyer within seven days following the date the applicable Final Closing Date Debt Statement becomes final, conclusive and binding, together with interest thereon at 8% per annum from the Closing Date until paid; provided, however, that any amount not timely paid under this Section 1.3(d) will bear interest at 12% per annum from and after the date such amount is required to be paid hereunder until paid, increasing to 15% per annum from and after 30 days of the date due and increasing to 18% per annum from and after 60 days of the date due.

(e) If the Closing Date U.S. Net Working Capital as reflected on the Final Closing Date U.S. Net Working Capital Statement is less than $10,000,000, Sellers will pay the amount of such deficiency to Buyer within seven days following the date that the Final Closing Date U.S. Net Working Capital Statement becomes final, conclusive and binding, together with interest thereon at 8% per annum from the Closing Date until paid; provided, however, that any amount not timely paid under this Section 1.3(e) will bear interest at 12% per annum from and after the date such amount is required to be paid hereunder until paid, increasing to 15% per annum from and after 30 days of the date due and increasing to 18% per annum from and after 60 days of the date due.

(f) If Sellers fail to pay any amount owed under this Section 1.3 in a timely manner, in addition to any other remedies that Buyer may have under applicable Legal Requirements or this Agreement (including commencing a Proceeding for indemnification) (i) Buyer may withdraw from the escrow fund under the Escrow Agreement the dollar amount owed to it under this Section 1.3, without any right of Sellers or Sellers Representative to object to such withdrawal and neither Sellers nor Sellers Representative will object to such withdrawal and (ii) Sellers will, within three business days of such withdrawal, transfer to the escrow fund held under the Escrow Agreement the amount of such withdrawal. Any amount not timely paid into the escrow fund under this Section 1.3(f) will bear interest thereon at 12% per annum from the date such amount is required to be paid hereunder until paid, increasing to 15% per annum from and after 30 days of the date due and increasing to 18% per annum from and after 60 days of the date due.

(g) Any unresolved dispute under Section 1.3(c) above will be promptly referred for resolution to the Detroit office of the Transaction Services Group of Ernst & Young LLP who will be jointly retained by the Parties. If the Parties are unable to engage Ernst & Young LLP for any reason, or Ernst & Young LLP is no longer independent at the time a dispute is submitted to it, then Buyer and Sellers Representative will each designate a nationally or regionally recognized independent accounting firm with whom neither they nor any of their respective Affiliates has any current professional relationship, and the accounting firm to resolve the dispute will be chosen by lot (Ernst & Young LLP or any other chosen accounting firm is referred to as the “Accounting Firm”). Buyer will pay one-half, and Sellers will pay one-half of the fees and expenses of the Accounting Firm. The Accounting Firm will act as a neutral arbitrator and, to the extent GAAP leaves room for discretion, will exercise that discretion independently, but within the range of the differences between the Parties. Buyer and Sellers Representative each will provide the Accounting Firm with all data and documents relevant to the determinations to be made by it, and copies of all materials provided to the Accounting Firm will simultaneously be provided to all Parties. Neither Buyer nor Sellers will meet or discuss any substantive matters with the Accounting Firm without the other Parties or their Representatives present or having the opportunity following at least three business days notice to be present, either in person or by telephone. Prior to making a final determination, the Accounting Firm will have the power to require any Party to provide to it and the other Parties such Books and Records and other information it deems relevant to the resolution of the dispute, and to require any Party to answer questions that it deems relevant to the resolution of the dispute. The Accounting Firm will revise the Closing Date Debt Statements to reflect its resolution under Section 1.3 of all disputed matters, and its resolution will be final, conclusive and binding on the Parties.

(h) Sellers Representative will be permitted to review and make copies of all workpapers, schedules and calculations used in determining the Deferred Payment Amount and the overdue accounts receivable set forth in Schedule 1.2(b) and to otherwise have access to and be permitted to make copies of such books and records as he or she may reasonably need to determine the accuracy of such calculations.

Section 1.4. Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) are taking place at 10:00 a.m. local time on October 12, 2006 (the “Closing Date”). The Closing Date will be deemed effective as of the start of business on the Closing Date.

Section 1.5. Deliveries at the Closing.

(a)	At the Closing, Buyer will deliver to Sellers:

(i) the Initial Payment;

(ii) the Escrow Agreement, duly executed by Buyer, and evidence that the escrow under the Escrow Agreement has been fully funded in accordance with Section 1.2(b);

(iii) payment in full of the promissory note referenced in Section 1.5(b)(xii) below; and

(iv) any and all other agreements, certificates, instruments and documents as may be reasonably required of Buyer under this Agreement.

(b)	At the Closing, Sellers will deliver to Buyer:

(i) stock certificates representing the Shares duly endorsed in blank or accompanied by irrevocable stock powers duly endorsed in blank, in either case sufficient to transfer the Shares to Buyer free and clear of all Encumbrances;

(ii) the Escrow Agreement, duly executed by Sellers Representative;

(iii) mutual releases, in forms reasonably acceptable to Buyer, duly executed by the Company and each director and officer of the Company and the Subsidiaries and resignations of each director and the following officers: Douglas S. Soifer and Paul Oster;

(iv) mutual releases of the Company and the Subsidiaries, in forms reasonably acceptable to Buyer, duly executed by the Company and each Seller, Pullman Industries IC-DISC, Inc. and TMW Enterprises Inc. (except with respect to the fees to be paid post-Closing under Sections 4.5 and 4.14) or any Affiliate to which management or other fees have been paid by the Company or any Subsidiary;

(v) a legal opinion of Honigman Miller Schwartz and Cohn LLP, in the form attached as Exhibit 1.5(b)(v);

(vi) copies of all consents (if applicable) and estoppel certificates, in forms reasonably acceptable to Buyer, duly executed by each lessor of each Real Property Lease;

(vii) evidence of the release of all Encumbrances, other than Permitted Encumbrances, on the property and assets of the Company and the Subsidiaries;

(viii) bank-payoff letters and related Encumbrance discharges with respect to indebtedness to JPMorgan Chase (“JPMC Debt”), the form of which payoff letter is attached as Exhibit 1.5(b)(viii);

(ix) evidence that all patents used by the Company or a Subsidiary and invented by an employee of the Company or a Subsidiary or on behalf of the Company or a Subsidiary have been validly assigned to the Company or a Subsidiary;

(x) affirmation that all loans by the Company or any Subsidiary to any officer or director or former officer or director of the Company or any Subsidiary have been paid in full;

(xi) copy of a quit claim deed transferring the Company’s real property in Bloomingdale, Michigan (located at CR 388, Bloomingdale, Michigan, as more fully described in Item 3 of Schedule 2.8(a)) to Bloomingdale Holdings LLC, a newly formed limited liability company owned by the Company, and evidence of the distribution of all of the outstanding membership interests in such limited liability company to Sellers or their designee(s), in form reasonably acceptable to Buyer;

(xii) evidence of the distribution by the Company, immediately prior to Closing, of a $4,000,000 promissory note to Sellers and surrender of such promissory note against the payment described in Section 1.5(a)(iii);

(xiii) except for the rights and obligations set forth in the Pullman IC-DISC Stock Purchase Agreement and as otherwise set forth in Exhibit 4.14, evidence of termination of all of the Company’s or any Subsidiaries’ commission and similar agreements with Pullman Industries IC-DISC, Inc. from and after the Closing Date;

(xiv) evidence of termination of the employment agreement between any Mexican Subsidiary and Ruiz Mateos and the transfer to Pullman de Mexico and Pullman de Puebla of all equity interest of Ruiz Mateos in any of the Mexican Subsidiaries for payment not to exceed $275,000 from existing cash of one or more of the Mexican Subsidiaries, and a release of the Company and the Subsidiaries, in form reasonably acceptable to Buyer, duly executed by Mr. Mateos;

(xv) evidence that the terms of the indebtedness of WLP Properties S. de R.L. de C.V. to TMW Enterprises de Juarez, S.A. de C.V., TMW Enterprises de Mexico, S.A. de C.V. and TMW Enterprises de Torreon, S.A. de C.V. have been amended to Buyer’s satisfaction;

(xvi) a consent of GE CF Mexico, S.A. de C.V. to the transactions contemplated by this Agreement and waiver of any default or event of default arising therefrom;

(xvii) evidence of the settlement of Jorge Suarez Gomez v. Linde Pullman de Queretaro, S.A. de CV.; and

(xviii) any and all other agreements, certificates, instruments and documents as may be reasonably required of Sellers, or any of them, under this Agreement.

(c) At the Closing Buyer, on behalf of the Company, will cause the JPMC Debt to be paid and discharged and will provide replacement letters of credit in respect of the JPMorgan Chase letters of credit set forth on Schedule 2.12(a)(iii).

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers, jointly and severally, make the following representations and warranties to Buyer to induce Buyer to enter into this Agreement and the other Transaction Documents and consummate the transactions contemplated hereby and thereby. These representations and warranties will survive the Closing for the periods specified in Section 7.1.

Section 2.1. Organization; Capitalization; Ownership.

(a) The Company and each Subsidiary is a corporation or limited liability company, as applicable, duly organized, validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its organization. Copies of the Organizational Documents for the Company and each Subsidiary have been provided to Buyer. The Company and each Subsidiary has the requisite corporate or limited liability company power and authority, as the case may be, to conduct the Business as it is now being conducted, to own and use the properties and assets that it purports to own and use and to perform its obligations under the Applicable Contracts. The Company and each Subsidiary is duly qualified to do business as a foreign corporation and is in good standing in each state or other jurisdiction in which either the ownership or use of the properties owned or used by it or the nature of the activities conducted by it requires such qualification, as identified on Schedule 2.1(a).

(b) The authorized capital stock of the Company consists of 7,000,000 shares of common stock, no par value per share, of which 6,000,000 shares (the “Shares”) are issued and outstanding. All of the Shares were validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any Person. Except as provided on Schedule 2.1(b), there are no outstanding Contracts that require any Seller or the Company to sell or issue any capital stock or other securities of the Company, including any securities convertible into or exchangeable for any capital stock or other securities of the Company. Except as provided on Schedule 2.1(b), there is no outstanding subscription, option, warrant or other right, call or commitment to issue, or any obligation or commitment to purchase, any capital stock or other securities of the Company or any securities convertible into or exchangeable for any capital stock or other securities of the Company.

(c) Each Seller owns, beneficially and of record, his, her or its Shares free and clear of all Encumbrances, and Sellers collectively own, beneficially and of record, all outstanding Shares. Each Seller owns the number of Shares set forth next to his, her or its name on Schedule 2.1(c). Except as set forth on Schedule 2.1(c), no Seller owns his, her or its Shares jointly with any other Person, and no other Person has any right to consent to or vote upon the transactions contemplated by this Agreement or any other Transaction Document. At the Closing, each Seller will transfer to Buyer valid title to all of the Shares free and clear of all Encumbrances.

(d) Schedule 2.1(d) sets forth the authorized, issued and outstanding capital stock or other equity securities, as applicable, of each Subsidiary. All of the capital stock or other equity securities of each Subsidiary were validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or similar rights of any Person. There are no outstanding Contracts that require any Seller, the Company or any Subsidiary to sell or issue any capital stock or other equity securities of any Subsidiary, including any securities convertible into or exchangeable for any capital stock or other equity securities of a Subsidiary. There is no outstanding subscription, option, warrant or other right, call or commitment to issue, or any obligation or commitment to purchase, any capital stock or other equity securities of a Subsidiary or any securities convertible into or exchangeable for any capital stock or other equity securities of a Subsidiary. Except for the Subsidiaries, neither the Company nor any Subsidiary owns, or has any right to acquire, any equity interest or other equity securities in any other Person. The Company or a Subsidiary owns, beneficially and of record, all of the outstanding capital stock or other equity securities of each Subsidiary free and clear of all Encumbrances.

Section 2.2. Financial Statements and Financial Matters.

(a) Copies of the audited consolidated financial statements of the Company, Pullman Industries of Indiana, Inc. and Pullman Investments, LLC, at and for the fiscal years ended December 31, 2005, December 31, 2004 and December 31, 2003 are attached to Schedule 2.2(a) (the “Financial Statements”). Also attached to Schedule 2.2(a) are copies of the unaudited consolidated interim balance sheets and interim statements of income of the Company and Pullman Industries of Indiana, Inc. at and for the month-ended August 27, 2006 (the “Interim Financial Statements”). The Interim Financial Statements include the consolidated balance sheet of the Company and Pullman Industries of Indiana, Inc., at August 27, 2006 (the “Balance Sheet”). The Financial Statements and Interim Financial Statements (subject, in the case of the Interim Financial Statements, to normal year end adjustments and the absence of footnotes thereto which, if presented would not differ materially from those included in the Financial Statements) are accurate and complete in all material respects and, except as set forth in Schedule 2.2(a), present fairly the financial condition of the Company and Pullman Industries of Indiana, Inc. (and in the case of the Financial Statements, Pullman Investments, LLC), at the dates indicated and their results of operations for the periods then ended. The Financial Statements and Interim Financial Statements were prepared in accordance with GAAP (subject, in the case of the Interim Financial Statements, to normal recurring year-end adjustments and any other adjustments described therein, the effect of which would not individually or in the aggregate have a Company Material Adverse Effect, and the absence of footnotes thereto which, if presented would not differ materially from those included in the Financial Statements). Each of Pullman AG, Zug and Pullman Investments LLC are holding companies that are not currently engaged in business operations, and, except as set forth on Schedule 2.2(a), neither of them has any liabilities or assets other than the stock of their respective subsidiaries as set forth on Schedule 2.1(d) and, in the case of Pullman AG, Zug, certain Intellectual Property Assets described on Schedule 2.9(c).

(b) Except as set forth on Schedule 2.2(b) and except for (i) executory obligations under Applicable Contracts and (ii) liabilities expressly set forth in the Schedules to this Agreement, neither the Company nor any U.S. Subsidiary has any liabilities or obligations of any nature (whether known or unknown, absolute, accrued, contingent or otherwise), required to be reflected on a balance sheet (or in the notes thereto) in accordance with GAAP, except for (A) liabilities or obligations expressly reflected or reserved against in the Balance Sheet, and (B) balance sheet liabilities incurred in the Ordinary Course of Business since the date of the Balance Sheet.

(c) All accounts receivable of the Company and the U.S. Subsidiaries as of the Closing Date (the “Accounts Receivable”) will represent only valid obligations due to the Company or a U.S. Subsidiary arising from bona fide arm’s length transactions actually made by the Company or a U.S. Subsidiary in the Ordinary Course of Business and are not in dispute. All of the Tooling Receivables were outstanding as of September 30, 2006, and, if collected, will be handled as set forth in Section 1.2(c) and Exhibit 1.2(c).

(d) Except for obsolete items and items below standard quality, all of which have been written off or written down to net realizable value on the Balance Sheet giving effect to any inventory related reserves set forth on the Balance Sheet, all of the inventory of the Company and the U.S. Subsidiaries as of the Closing Date will (i) consist of inventory manufactured or acquired in bona fide transactions in the Ordinary Course of Business and (ii) be of a quality and quantity usable and salable in the Ordinary Course of Business. All inventories of the Company and the U.S. Subsidiaries not written off are reflected in the Financial Statements and Interim Financial Statements at the lower of cost or market on a first in, first out basis, net of any reserves on the Balance Sheet. As of the Closing Date, the quantities of each item of inventory (whether raw materials, work-in-process or finished goods) of the Company and the U.S. Subsidiaries will not be excessive, but will be reasonable in the circumstances of the Business. All work-in-process inventory of the Company or a U.S. Subsidiary constitutes items in process of production pursuant to Contracts entered into in the Ordinary Course of Business, from customers in bona fide arms length transactions. All work in process inventory of the Company or a U.S. Subsidiary is of a quality ordinarily produced in accordance with the requirements of the orders to which such work in process is identified.

(e) Except as set forth in Schedule 2.2(e), neither the Company nor any U.S. Subsidiary has any outstanding indebtedness to any Seller or any Related Person, and no Seller or any Related Person (other than the Mexican Subsidiaries) has any outstanding indebtedness to the Company or a U.S. Subsidiary.

(f) The Company received an annual management review by Plante & Moran, PLLC containing a certification of the internal controls of the Company, a copy of which has been provided to Buyer.

(g) The amount accrued as a liability on the Company’s September 30, 2006 consolidated balance sheet attached as Exhibit 8.2 with respect to the Pullman Industries, Inc. Amended and Restated 2001 Equity Participation Plan were accrued in accordance with such plan and in a manner consistent with past practice.

Section 2.3. Books and Records. The Books and Records of the Company and the U.S. Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects and have been maintained in accordance with sound business practices. All of the Books and Records will be in the possession of the Company or a U.S. Subsidiary, as applicable. The corporate minute book and stock records of the Company and each U.S. Subsidiary, which have been furnished to Buyer for inspection, are complete and correct in all material respects and accurately reflect all material corporate action taken by the Company and the respective U.S. Subsidiaries. The directors and officers of the Company and each U.S. Subsidiary are listed in Schedule 2.3.

Section 2.4. Taxes.

(a) Schedule 2.4(a) contains a list of states, territories and jurisdictions to which any Taxes have been claimed to be, or are, payable by the Company or a U.S. Subsidiary. All Tax Returns of the Company and each U.S. Subsidiary required under applicable Legal Requirements to be filed prior to the Closing Date have been filed within the times (including extensions) and in the manner prescribed by applicable Legal Requirements. The Company and each U.S. Subsidiary has paid, or caused to be paid, all Taxes due and owing by it, whether or not shown or required to be shown on a Tax Return, and the Company and each U.S. Subsidiary has provided on the Balance Sheet a sufficient reserve for the payment of all Taxes associated with their respective business operations through the date thereof but not yet due and payable by it. Taxes paid or provided for on the Balance Sheet include all Taxes for which the Company or a U.S. Subsidiary may be liable in their own right or as the transferee of the assets of, or as successor to, any other Person as of such date. Neither the Company nor any U.S. Subsidiary is responsible for the payment of Taxes of another Person (other than the Company or a U.S. Subsidiary) by reason of the application of Treas. Reg. §1.1502-6 or other Legal Requirement.

(b) All Taxes required to have been collected or withheld by the Company or a U.S. Subsidiary before the Closing Date have been duly collected or withheld and, to the extent required before the Closing Date, have been duly paid to the proper Governmental Body. Except as set forth in Schedule 2.4(b), all Tax deficiencies asserted in writing or, to Sellers Knowledge verbally, by the IRS or other Governmental Body against the Company or a U.S. Subsidiary have been paid or finally settled and in the case of the Company and Pullman Industries of Indiana, Inc., recorded on the Balance Sheet. Except as set forth on Schedule 2.4(b), there are no audits of or other Proceedings pending with respect to any Tax Returns of the Company or a U.S. Subsidiary, and there are no outstanding waivers of statutes of limitations regarding any Taxes payable by the Company or a U.S. Subsidiary.

(c) The Company and each U.S. Subsidiary has delivered or made available to Buyer copies of (i) all Tax Returns with respect to all open years, and all amendments thereto, and (ii) all audit or examination reports or written proposed adjustments (whether formal or informal) received from any Governmental Body relating to any Tax Return. The charges, accruals and reserves with respect to the Taxes on the Balance Sheet are adequate under GAAP and are at least equal to the aggregate Tax liability of the Company and the U.S. Subsidiaries (including any other Person whose Tax liability the Company or a U.S. Subsidiary may have any responsibility for).

(d) Since January 1, 2006, the Company has validly elected to be treated as an “S Corporation” under Sections 1361 and 1362 of the Code, and it will continue to be so treated until the date immediately prior to the Closing Date. Since January 1, 2006, Pullman Industries of Indiana, Inc. has validly elected to be treated as a “qualified Subchapter S Subsidiary” within the meaning of Section 1361(b)(3), and it will continue to be so treated until the date immediately prior to the Closing Date. Except as set forth in Schedule 2.4(d), neither the Company nor any U.S. Subsidiary has (i) applied for any Tax ruling, (ii) in the immediately preceding three years, entered into or is proposing to enter into a Contract with any Governmental Body regarding Taxes, (iii) filed an election under Section 338(g) or Section 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), (iv) made any payments, or been a party to an Contract (including this Agreement), that under any circumstances could obligate it to make payments that will not be deductible because of Section 280G of the Code, or (v) been a party to any Tax allocation or Tax sharing Contract or similar arrangement, other than a Contract or arrangement solely among the Company and the U.S. Subsidiaries or certain of them. Neither the Company nor any U.S. Subsidiary is a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(e) To Sellers’ Knowledge, the gross amount of the Tax Refund Amount is approximately $1,400,000. Sellers’ reasonable estimate of the Tax Refund Amount is set forth on Schedule 2.4(e).

(f) Pullman Industries Ltd. filed its final Tax Returns as a foreign sales corporation for 2001 on or before September 15, 2002 and all applicable statutes of limitation with respect thereto have expired on or before September 15, 2005. Pullman Industries Ltd. was properly liquidated in 2005.

(g) Pullman Industries Ltd. claimed no Tax benefits as a foreign sales corporation not permitted under applicable Legal Requirements.

Section 2.5. Business Operations.

(a) Except as set forth in Schedule 2.5(a), since December 31, 2005, (i) the operations and affairs of the Company and each U.S. Subsidiary have been conducted only in the Ordinary Course of Business and (ii) no Restricted Event has occurred.

(b) No Seller, Related Person or any of any of their respective Affiliates is an owner, shareholder, creditor or agent of, or consultant or lender to, any Person engaged in a business that acts as a supplier or purchaser of any goods or services to or from the Company or any U.S. Subsidiary or any part of which is in actual or potential competition with the Company or any U.S. Subsidiary.

(c) Schedule 2.5(c)(1) sets forth a list of the 10 largest customers and 10 largest suppliers (by dollar volume) of the Company and the U.S. Subsidiaries, collectively, in terms of sales or purchases for the eight months ended August 27, 2006 and the 12 months ended December 31, 2005. Except as set forth on Schedule 2.5(c)(2), (i) neither the Company nor any U.S. Subsidiary has received any written notice with respect to the re-sourcing of any customer Contract or business, (ii) to Sellers’ Knowledge no customer or supplier has expressly informed the Company or any U.S. Subsidiary that it has any present plan to discontinue any Contract or terminate its business relationship with the Company or a U.S. Subsidiary, and (iii) while customer programs are subject to market testing from time to time, neither the Company nor any U.S. Subsidiary has received written notice that any customer program is being market tested. Since December 31, 2005, neither the Company nor any U.S. Subsidiary has extended credit to any customer (including a distributor) on terms or in amounts that are materially more favorable than those extended in the past or otherwise materially changed the terms of credit extended to any such customer outside the Ordinary Course of Business. Since December 31, 2005, neither the Company nor any U.S. Subsidiary has materially changed its credit policies governing the extension of credit to customers.

(d) Schedule 2.5(d) lists all warranties applicable to products designed, developed, manufactured, sold, to be sold or subject to a pending bid by the Company or a U.S. Subsidiary. There are no claims outstanding against the Company or any U.S. Subsidiary in excess of the reserves established therefore on the Balance Sheet to return products by reason of alleged overshipments, early or late shipments, defective delivery, defective merchandise or otherwise, and there is no Proceeding pending, or to Sellers’ Knowledge Threatened, against the Company or a U.S. Subsidiary under any product warranty. No product warranty claims have been asserted against the Company or a U.S. Subsidiary within the past three years.

(e) Neither the Company nor any U.S. Subsidiary has received written notice of any, and there is no, unresolved claim of personal injury, death or property or economic damage, or any unresolved claim for injunctive relief in connection with any product manufactured or sold by the Company or a U.S. Subsidiary. There are no defects in design, construction or manufacture of products sold or held in inventory for sale that would adversely affect their performance or create an unusual risk of injury to persons or property. Except as disclosed in Schedule 2.5(e), none of the Company’s or a U.S. Subsidiary’s products has been the subject of any replacement, field fix, retrofit, modification or recall campaign. Such products have been designed and manufactured so as to meet and comply sufficiently to avoid any Adverse Consequences arising from a failure to comply with all governmental standards and applicable purchase specifications currently in effect, and have received all Governmental Authorization necessary to allow their sale and use. No product liability claims have been asserted against the Company or a U.S. Subsidiary within the past three years.

(f) Schedule 2.5(f) lists the names, account numbers and locations of all banks and other financial institutions at which the Company and each U.S. Subsidiary has any account or safe deposit box and the names of all Persons authorized to draft on or have access to any such accounts or safe deposit box.

(g) None of the Company, any U.S. Subsidiary, any Seller or, to Sellers’ Knowledge, any of their respective Representatives, has in connection with the Business (i) used any corporate or other funds of the Company or a U.S. Subsidiary for unlawful contributions, payments, gifts or gratuities, or made any unlawful expenditures relating to political or administrative activity to officials of a Governmental Body or to any other Person, or established or maintained any unlawful or unrecorded funds in violation of any Legal Requirement, or (ii) accepted or received any unlawful contributions, payments, expenditures or gifts.

Section 2.6. Employees.

(a) Schedule 2.6(a) contains, as of a recent date specified therein, the following information for each employee of the Company and each U.S. Subsidiary (including, as designated thereon, each employee on leave of absence or layoff status): name; job title; hire date; and current compensation paid or payable on an annualized basis. Neither the Company nor a U.S. Subsidiary has received notice that a Key Employee intends to terminate his or her employment relationship with the Company or a U.S. Subsidiary, as applicable. All Key Employees of the Company and each U.S. Subsidiary are either U.S. citizens or permanent resident aliens or are otherwise authorized to be lawfully employed in the United States. Except as set forth in Schedule 2.6(a), each employee of the Company and each U.S. Subsidiary is employed on an “at will” basis and is terminable by the Company or the U.S. Subsidiary, as applicable, without any penalty or severance obligation. A copy of the current version of each policy manual and handbook provided to or governing the employees of the Company and the U.S. Subsidiaries, and a copy of the application forms currently being used by the Company and the U.S. Subsidiaries in connection with the hiring of new employees, has been provided to Buyer.

(b) Except as set forth in Schedule 2.6(b), neither the Company nor any U.S. Subsidiary is now or in the past three years has been a party to any collective bargaining or other similar labor Contract. A copy of each such Contract has been provided to Buyer. Since January 1, 2004, with respect to the Company or any U.S. Subsidiary, there has not been, there is not now pending or existing and to Sellers’ Knowledge there is not Threatened: (i) any strike, slowdown, picketing, work stoppage, lockout, union organizational activity or other labor dispute or Proceeding (excluding routine labor grievances); (ii) any application, written complaint or charge filed by any employee or union with any Governmental Body or any grievance filed pursuant to a collective bargaining agreement for which any Seller, the Company or a U.S. Subsidiary has Knowledge or has received written notice or (iii) any application or demand for recognition or certification of a collective bargaining agent for which a Seller, the Company or a U.S. Subsidiary has Knowledge or has received written notice. Except as set forth on Schedule 2.6(b), there is not currently, nor has there been in the past three years, any internal investigation of any charge or complaint by any employee of the Company or a U.S. Subsidiary alleging harassment, discrimination or other employment conduct. All Legal Requirements relating to the employees of the Company and each U.S. Subsidiary, including Legal Requirements relating to terms of employment, immigration and employment of illegal aliens, the payment of social security and other payroll Taxes, the payment of employee wages and benefits (including minimum wage and overtime pay) and Occupational Safety and Health Law, have been complied with.

(c) Except as set forth in Schedule 2.6(c), neither the Company nor any U.S. Subsidiary is a party to any Contract, with any present or former director, officer, employee, agent or consultant with respect to length, duration or conditions of employment or engagement (or the termination thereof), salaries, bonuses, compensation, deferred compensation, health Insurance, severance, any other form of remuneration or otherwise, the obligations of which could be asserted following the Closing against the Company, a U.S. Subsidiary or Buyer.

(d) Neither the Company nor any U.S. Subsidiary has effectuated a “mass layoff” (as defined in the WARN Act) affecting any single site of employment (as defined in the WARN Act), and neither the Company nor any U.S. Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Legal Requirement. None of the employees of the Company or a U.S. Subsidiary will have suffered an “employment loss” under the WARN Act in the six months prior to the Closing Date or any similar state or local Legal Requirement in the twelve months prior to the Closing Date.

(e) The Company has made all required payments to its unemployment compensation reserve accounts with the appropriate Governmental Bodies of the states or other jurisdictions where it is required to maintain such accounts, and each of such accounts has a positive balance.

Section 2.7. Employee Benefit Plans.

(a) Schedule 2.7(a) sets forth all Employee Benefit Plans. Copies of Employee Benefit Plans and all Contracts relating to Employee Benefit Plans (including descriptions of vacation, separation and other personnel policies) have been provided to Buyer. Neither the Company nor any U.S. Subsidiary is bound by any unwritten Employee Benefit Plan or Contract relating to any Employee Benefit Plan.

(b) Except as set forth on Schedule 2.7(b), the Company and each U.S. Subsidiary has timely complied with all obligations under the Employee Benefit Plans (including, to the extent applicable, reporting, disclosure, prohibited transaction, IRS qualification, ERISA and funding obligations). Each Employee Benefit Plan, and the administration of each Employee Benefit Plan, complies and has at all relevant times complied with all applicable Legal Requirements, including the Code and ERISA. No prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code for which a statutory or administrative exemption does not exist has occurred with respect to any Employee Benefit Plan.

(c) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status under the Code, and each Employee Benefit Plan that is a funded welfare plan and whose trust is intended to be exempt from federal taxation under Section 501(a) of the Code has received recognition of exemption from federal income taxation from the IRS. Nothing has occurred since the date of such determination or recognition of exemption that could adversely affect the qualification of such Employee Benefit Plan or the Tax exempt status of any related trust. Sellers have delivered to Buyer copies of the following:

(i) the most recent determination or opinion letter issued by the IRS with respect to each Employee Benefit Plan that is intended to be qualified under Section 401(a) and/or 501(a) of the Code; and

(ii) the two most recent Annual Reports (IRS Forms 5500 series), including Schedules A and B, if applicable, required to be filed with respect to each Employee Benefit Plan.

(d) Neither the Company, a U.S. Subsidiary nor any of their respective predecessors or Affiliates has ever established, maintained or contributed to or otherwise participated in, or has or has had an obligation to establish, maintain, contribute to or otherwise participate in, or has any obligation or liability in connection with, any Multi-Employer Retirement Plan.

(e) Except as set forth in Schedule 2.7(e), neither the Company, a U.S. Subsidiary nor any of their respective predecessors or Affiliates has any obligation to provide post-retirement medical or other benefits to any director, employee or agent or former director, employee or agent or their survivors, dependents or beneficiaries, except as may be required by Section 4980B of the Code or Part 6 of Title I of ERISA or applicable Legal Requirements concerning medical benefits continuation.

(f) Neither the Company, a U.S. Subsidiary nor any of their respective predecessors or Affiliates maintains or has maintained or has had any obligation to contribute to a defined benefit plan as defined in Section 3(35) of ERISA.

(g) There is no Proceeding pending (other than routine claims for benefits) against or in respect of any Employee Benefit Plan or the assets of any Employee Benefit Plan. No civil or criminal action brought pursuant to the provisions of Title I, Subtitle B, Part 5 of ERISA is pending, or to Sellers’ Knowledge Threatened, against any fiduciary of any Employee Benefit Plan. To Sellers’ Knowledge none of the Employee Benefit Plans or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any Governmental Body.

(h) No Contract or other obligation exists to increase any benefits under any Employee Benefit Plan or to adopt any new Employee Benefit Plan.

(i) Except as set forth in Schedule 2.7(i), the consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former director or employee of the Company or any U.S. Subsidiary to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement; (ii) accelerate the time of payment or vesting, or increase the amount, of compensation due to any director or employee or former director or employee either under an Employee Benefit Plan or otherwise; or (iii) result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(j) Neither the Company nor any U.S. Subsidiary, with respect to any Employee Benefit Plan, is subject to any Tax under Code Sections 4972 or 4979 or to any loss of Tax deduction under Code Sections 162(m) and 280G.

(k) Except as set forth in Schedule 2.7(k), each Employee Benefit Plan that is subject to the provisions of the Health Insurance Portability and Accountability Act of 1996, as amended (“HIPAA”), has complied with HIPAA in all material respects.

(l) With respect to the Pullman Industries, Inc. Amended and Restated Equity Participation Plan (the “EPP”), the committee designated to administer the EPP pursuant to Section 1.4(e) of the EPP (the “EPP Committee”) has not taken any action to terminate the EPP or accelerate the vesting of any Units (as defined in the EPP) or other benefits under the EPP. With respect to 2006, the EPP Committee has not determined any benefits under the EPP, including distributions or any value associated with the Units.

Section 2.8. Real Property.

(a) The Company and each U.S. Subsidiary has good and marketable fee simple title to or valid leaseholds in all of the real property owned or used in connection with the Business (“Real Property”), including all of the Real Property reflected on the Balance Sheet. The Real Property owned by the Company or a U.S. Subsidiary (“Owned Real Property”) is not subject to any lease, tenancy, occupancy Contract, license or option. Except as set forth in Schedule 2.8(a), neither the Company nor any U.S. Subsidiary is a party to or the beneficiary of any Tax abatement or similar agreement or any Tax abatement or similar appeal in respect of any Real Property. Except as set forth in Schedule 2.8(a), neither the Company nor any U.S. Subsidiary owns any interest in, nor have they ever owned or had any interest in (other than a leasehold interest in), any Real Property. All of the Real Property identified as currently owned by the Company or a U.S. Subsidiary on Schedule 2.8(a) is free and clear of all Encumbrances other than Permitted Encumbrances.

(b) Schedule 2.8(b) contains, with respect to all Real Property leased by the Company or a U.S. Subsidiary, the term, base rent, any component of additional rent and any option to purchase, and lists each lease, sublease, license and occupancy Contract concerning Real Property to which the Company or any U.S. Subsidiary is a signatory or by which any of them are bound or affected (individually a “Real Property Lease” and collectively the “Real Property Leases”). A copy of each Real Property Lease has been provided to Buyer. The Company or a U.S. Subsidiary has a valid and binding leasehold interest in each of the Real Property Leases. None of the Company or any U.S. Subsidiary, or to Sellers’ Knowledge, any other Person, is in default in respect of its obligations or liabilities pertaining to any Real Property Lease.

(c) Neither the Company nor any U.S. Subsidiary uses Real Property other than the Real Property identified on Schedule 2.8(a) and Schedule 2.8(b). All buildings or improvements used by the Company or a U.S. Subsidiary lie wholly within the boundaries of the applicable Real Property and do not encroach on any easement or property owned by another Person, and no building or improvement owned or used by another Person encroaches on any property that the Company or a U.S. Subsidiary owns or uses or on any easement the benefit of which runs to the Company or a U.S. Subsidiary to the lessor under any Real Property Lease. The Real Property and the use of the Real Property by the Company and each U.S. Subsidiary complies, with all Applicable Contracts and applicable Legal Requirements. To Sellers’ Knowledge, there are no material ground subsidences or slides on or affecting any Real Property. None of the Real Property is the subject of any condemnation action and, to Sellers’ Knowledge, there is no proposal under consideration by any Governmental Body to take or use any of the Real Property. All such Real Property has access on a public way sufficient for the current use of the Real Property by the Company or a U.S. Subsidiary, as applicable. Neither the Company nor a U.S. Subsidiary is in violation of any zoning regulation, building restriction, restrictive covenant, ordinance or other Legal Requirement relating to any Real Property. The Real Property, and all components thereof, including the electrical systems, mechanical systems, roof, plumbing and fire/safety systems are in good working order and will perform the work or function for which intended.

Section 2.9. Other Properties and Assets.

(a) All other properties and assets (in addition to Owned Real Property) owned by the Company or any U.S. Subsidiary are free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth on Schedule 2.9(a), none of the Company’s or a U.S. Subsidiary’s properties or assets is subject to any restrictions with respect to the transferability thereof, and the Company’s and each U.S. Subsidiary’s title thereto will not be affected in any way by the transactions contemplated by this Agreement. Schedule 2.9(a) lists each lease by the Company or a U.S. Subsidiary of property and assets (other than Real Property), including the commencement and termination dates of each such lease (collectively, “Personal Property Leases”). A copy of each Personal Property Lease has been provided to Buyer. All properties and assets owned or leased by the Company or a U.S. Subsidiary will be in the possession of the Company or a U.S. Subsidiary on the Closing Date.

(b) The buildings, structures and equipment owned, leased or used by the Company or a U.S. Subsidiary: (i) are in good operating condition and repair, reasonable wear and tear excepted, (ii) are adequately serviced by all required utilities and are adequate for the uses to which they are being put; and (iii) to Sellers’ Knowledge are free of material defects; and (iv) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing. The Company and each U.S. Subsidiary has maintained their buildings, structures and equipment in accordance with their established maintenance schedules in all material respects.

(c) Schedule 2.9(c) sets forth: (i) all Intellectual Property Assets owned by the Company or a U.S. Subsidiary (“Company Intellectual Property Assets”); (ii) all Intellectual Property Assets used but not owned by the Company or a U.S. Subsidiary (“Other Intellectual Property Assets”); and (iii) a list of all Contracts relating to Intellectual Property Assets to which the Company or a U.S. Subsidiary is a party or by which the Company or a U.S. Subsidiary is bound or affected (copies of which have been provided to Buyer), including: (1) all of the Company’s or any U.S. Subsidiaries’ Contracts for the license of Intellectual Property Assets; and (2) all royalty fee arrangements to which the Company or any U.S. Subsidiary is bound. Schedule 2.9(c) also lists (i) all disputes involving the Company or any U.S. Subsidiary relating to any Contracts relating to any Intellectual Property Assets or royalty fee arrangements in the last three years; and (ii) all improvements made or claimed to be made by the Company or any U.S. Subsidiary to any Other Intellectual Property Asset.

(d) On and following the Closing Date, the Company or a U.S. Subsidiary will own the entire right, title and interest in and to Company Intellectual Property Assets free and clear of all Encumbrances other than Permitted Encumbrances. Except as set forth in Schedule 2.9(d), on and following the Closing Date, the Company or a U.S. Subsidiary will have the right to continue to use the Company Intellectual Property Assets and Other Intellectual Property Assets without payment or other liability to any Person. Neither the Company nor any U.S. Subsidiary has infringed or unlawfully used any Intellectual Property Asset of any other Person. To Sellers’ Knowledge there is no infringement of or unlawful use by any other Person of any of the Company Intellectual Property Assets. None of the Company Intellectual Property Assets is subject to any pending, or to Sellers’ Knowledge Threatened, Proceeding, and none of Company Intellectual Property Assets or Other Intellectual Property Assets is subject to any outstanding Order restricting use by the Company or a U.S. Subsidiary (or by Buyer or an Affiliate of Buyer following the Closing) of that Intellectual Property Asset. The Company Intellectual Property Assets and the Other Intellectual Property Assets are all of those necessary for the operation of the Business as now conducted and are sufficient in form and quality so that, following the Closing, Buyer, the Company and each U.S. Subsidiary will be able to continue to operate the Business as now conducted.

Section 2.10. Litigation. Except as set forth in Schedule 2.10, there is no Proceeding (excluding employee grievances and routine workers’ compensation Proceedings in the Ordinary Course of Business) or Order pending with respect to the Company, any U.S. Subsidiary, the Business or any of the properties or assets owned or used by the Company or a U.S. Subsidiary. To Sellers’ Knowledge, no such Proceeding or Order has been Threatened.

Section 2.11. Authorization and Enforceability; No Conflict.

(a) Each Seller has the requisite capacity, power and authority to enter into and perform the Transaction Documents to which such Seller is a party and to carry out the transactions contemplated by the Transaction Documents to which he, she or it is a party (including any Transaction Document executed by Sellers Representative on each Seller’s behalf). Each Transaction Document to which a Seller is a signatory or to which Sellers Representative has signed on each Seller’s behalf is binding upon such Seller and is enforceable against such Seller in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally.

(b) Except as set forth in Schedule 2.11(b), the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby will not (i) contravene any Organizational Documents of the Company or a Subsidiary or result in a breach of any provision of, or constitute a default under, any Applicable Contract, or to Seller’s Actual Knowledge a Mexican Contract which would have a Mexican Company Adverse Effect; (ii) violate any Legal Requirement or Order or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify any Governmental Authorization; (iii) result in the imposition of any Tax on the Company, a Subsidiary or Buyer; (iv) result in the acceleration of any liability of the Company or a Subsidiary, or adversely modify terms of any such liability; (v) result in any Encumbrance being created or imposed upon any property or asset of the Company or a Subsidiary; or (vi) except for filings under the HSR Act, require any authorization, consent, approval, exemption or other authority or notice to any Governmental Body. The representations and warranties set forth in clauses (ii)-(vi) in the preceding sentence and those set forth in the succeeding sentence, as they relate to the Mexican Subsidiaries, are provided only on the basis of Sellers’ Actual Knowledge and each shall only be deemed Breached if any Breach or Breaches in the aggregate give rise to a Mexican Company Material Adverse Effect. All consents, approvals or authorizations of, or declarations, filings or registrations with, any Person required (including those required under the terms of any Applicable Contract or to Sellers’ Actual Knowledge any Mexican Contract to avoid a breach or default thereunder) in connection with the execution, delivery or performance of the Transaction Documents by Sellers or the consummation of the transactions contemplated thereby are set forth in Schedule 2.11(b) and, except as set forth in Schedule 2.11(b), have been obtained or made, as applicable, by Sellers.

Section 2.12. Applicable Contracts; Insurance.

(a) All of the following Applicable Contracts of the Company and the U.S. Subsidiaries are listed on Schedule 2.12(a) and copies of which have been provided to Buyer:

(i) Any power of attorney;

(ii) Any joint venture or similar Contracts;

(iii) Any loan agreement, promissory note, letter of credit, or other evidence of indebtedness as a signatory, and any guarantee by the Company or a U.S. Subsidiary of the payment or performance of any Person, Contract to indemnify any Person or act as a surety or other Contract to be contingently or secondarily liable for the obligations of any Person;

(iv) Any broker, sales representative, vendor, distributor or similar Contract;

(v) Any Contract under which the Company or a U.S. Subsidiary has made or received payments in excess of $100,000 in the current fiscal year or anticipates making or receiving payments in excess of $100,000 in the current fiscal year (other than purchase orders that have been fulfilled on or prior to the Closing Date);

(vi) Any Contract prohibiting or restricting the Company or a U.S. Subsidiary from competing in any business or geographical area or from soliciting any customer or purchasing from any supplier, or otherwise restricting it from carrying on its business anywhere in the world, or any Contract requiring the Company or a U.S. Subsidiary to assign any interest in any trade secret, proprietary information or Intellectual Property Asset;

(vii) Any Contract that is so burdensome as to cause a Company Material Adverse Effect; and

(viii) Any other Contracts with value in excess of $200,000 not included elsewhere in the Disclosure Schedule (other than purchase orders that have been fulfilled on or prior to the Closing Date).

(b) Each Applicable Contract (including each Contract required to be provided elsewhere in this Article 2) is in full force and effect and is valid and enforceable in accordance with its terms. The Company and each U.S. Subsidiary, and to Sellers’ Knowledge, each other Person that is a party to an Applicable Contract, has complied and is complying with the terms of each Applicable Contract sufficiently to avoid any breach or default thereunder, and no event has occurred or circumstance exists that (with or without notice or lapse of time) would contravene, conflict with or result in a violation or breach of, or give the Company or a U.S. Subsidiary, or to Sellers’ Knowledge any other Person, the right to declare a default under, any Applicable Contract.

(c) Schedule 2.12(c) sets forth a list of all of the policies of Insurance for the Company and the U.S. Subsidiaries or covering any of their respective properties, assets, directors, employees, products or operations, and for each policy indicates: (i) the name of the insurer; (ii) the amount of coverage; (iii) the type of Insurance; (iv) the policy number; (v) the expiration date; and (vi) all pending claims under the policy (other than routine employee claims for benefits under the Company’s health and welfare plans in the Ordinary Course of Business). Copies of each such policy have been provided to Buyer. Each such policy of Insurance is outstanding and will be in full force and effect and will remain in full force through the Closing Date. All premiums with respect to such policies are currently paid, and all duties of the insureds under such policies have been fully discharged. Neither the Company nor a U.S. Subsidiary has been refused Insurance by any carrier to which it has applied for Insurance within the past five years. In the past five years, all products liability and general liability Insurance policies maintained by or for the benefit of the Company have been “occurrence” policies and not “claims made” policies.

Section 2.13. Permits and Licenses; Compliance with Legal Requirements.

(a) All Governmental Authorizations necessary for the Company and the U.S. Subsidiaries to carry on the Business as now conducted are set forth in Schedule 2.13(a), have been timely obtained, are in full force and effect and have been complied with. Other than in respect of any filings required by the HSR Act, no Governmental Authorization is required, nor will any Governmental Authorization be voided, nullified or impacted by or in connection with the transactions contemplated by this Agreement. All fees and charges incident to the Company’s or a U.S. Subsidiary’s Governmental Authorizations have been fully paid and are current, and no suspension or cancellation of any Governmental Authorization has been Threatened. The Company and each U.S. Subsidiary has filed all reports and returns required to be filed with any Governmental Body, and all such reports and returns were complete and correct in all material respects when filed.

(b) None of the Company, any U.S. Subsidiary or any of the properties and assets owned or used by the Company or any U.S. Subsidiary is subject to, nor to Sellers’ Knowledge has the Company or a U.S. Subsidiary been Threatened with, any Adverse Consequence as the result of a failure to comply with any Legal Requirement. The Company and each U.S. Subsidiary is now, and during all applicable statutory of limitation periods has been, in compliance with all applicable Legal Requirements.

Section 2.14. Environmental Matters.

(a) Except as set forth in Schedule 2.14(a): (i) the Company and each U.S. Subsidiary is and during all applicable statute of limitation periods has been in compliance with all applicable Environmental Laws; (ii) the Company and each U.S. Subsidiary possesses all Governmental Authorizations required under applicable Environmental Laws and has complied, and is complying with the terms and conditions thereof; and (iii) the Company and each U.S. Subsidiary is in compliance with all notification, reporting and registration provisions under applicable Environmental Laws.

(b) Neither the Company nor any U.S. Subsidiary has received any written communication, whether from a Governmental Body, citizens group, employee or otherwise, alleging that the Company or a U.S. Subsidiary is not in full compliance with any Environmental Laws. All Governmental Authorizations and compliance schedules currently held by the Company or a U.S. Subsidiary pursuant to any Environmental Laws are identified in Schedule 2.14(b), and copies thereof have been provided to Buyer.

(c) Except as set forth on Schedule 2.14(c), there is no Environmental Liability existing or, to Sellers’ Knowledge, Threatened against the Company or any U.S. Subsidiary or against any Person whose liability for any Environmental Liability the Company or a U.S. Subsidiary has or may have retained or assumed, either contractually or by operation of applicable Legal Requirements. Except as set forth on Schedule 2.14(c), there is no past or present action, activity, circumstance, condition, event or incident, including the release, emission, discharge, presence, treatment or disposal of any Hazardous Substance or Material, that would form the basis for any Environmental Liability of the Company, a U.S. Subsidiary or of any Person whose responsibility for any such Environmental Liability the Company or a U.S. Subsidiary has or may have retained or assumed, either contractually or by operation of applicable Legal Requirements.

(d) Except as set forth on Schedule 2.14(d): (i) none of the Real Property is listed on, or to Sellers’ Knowledge is being considered for listing on, any list of contaminated sites maintained under any Environmental Law or is subject to, or to Sellers’ Knowledge is being considered for enforcement action under, any Environmental Law; (ii) none of the Real Property has been designated as an area under the control of any conservation authority; (iii) the Real Property is free of the presence of any waste or any Hazardous Substance or Material in, on or under the Environment in a quantity or concentration that could result in any Environmental Liability; (iv) no underground storage tanks, receptacles or other similar containers or depositories are, or ever have been, present on the Real Property; (v) none of the buildings, building components, structures or improvements owned, leased or used by the Company or a U.S. Subsidiary is constructed in whole or in part of any material (including asbestos, except to the extent properly encapsulated in accordance with Environmental Laws) that releases or may release any substance, whether gaseous, liquid or solid, that may give rise to any Environmental Liability; (vi) neither the Business nor its properties or assets constitutes or has constituted a nuisance and no claim of nuisance has been made with respect to the Business or its properties or assets by any adjoining landowner or other Person, and neither the Company nor a U.S. Subsidiary has made any complaints to, or received complaints from, any Person regarding a nuisance caused or created by any adjoining landowner or other Person; (vii) to Sellers’

Knowledge there have been no investigations conducted or other Proceedings taken or by any Governmental Body or any other Person pursuant to any Environmental Law with respect to the Real Property, the Business, the Company or any U.S. Subsidiary; (viii) no polychlorinated biphenyls (PCBs) were ever used, stored or disposed of at any of the Real Property; (ix) there is no consent decree, consent order or other Contract to which the Company or a U.S. Subsidiary is a party or by which it is bound or affected in relation to any environmental matter and no Contract is necessary for the continued compliance with all Environmental Laws by the Company or any U.S. Subsidiaries; (x) no Hazardous Substance or Material is or was used, generated, emitted, transported, stored, treated or disposed of by it in violation of any Environmental Law or in a manner that could result in any Environmental Liability; (xi) neither the Company nor any U.S. Subsidiary has treated, stored, disposed or arranged for disposal of any Hazardous Substance or Material at any location except in full compliance with Environmental Laws and (xii) neither the Company nor a U.S. Subsidiary has disposed of or released, or permitted the disposal or release of, and Sellers have no Knowledge of the disposal or release of, any Hazardous Substance or Material on any of the Real Property except in full compliance with Environmental Laws.

(e) The Company has provided to Buyer each site assessment, report, study, test result and datum on the Environment and the Real Property in the possession or control of Sellers, the Company or any U.S. Subsidiary. Sellers have also provided to Buyer all documents in the possession or control of Sellers, the Company or any U.S. Subsidiary evidencing any land use restriction or institutional control, easement, covenant, deed restriction or deed notice relating to the Environment with respect to the Real Property, the Business, the Company or any U.S. Subsidiary.

Section 2.15. No Broker’s Fees. None of the Company, a Subsidiary or any Seller or anyone acting on any of their behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which the Company, a Subsidiary or Buyer could become liable.

Section 2.16. Accuracy of Information. Sellers have delivered to Buyer a true, complete and correct copy of each document required to have been provided to Buyer under this Agreement (including each document indicated as provided in this Article 2), and, as applicable, each Schedule to Article 2 includes a true, complete and correct copy of each document required to be attached to such Schedule by the terms of this Agreement.

Section 2.17. Mexican Subsidiary Representations.

(a) Copies of the audited consolidated financial statements of the Mexican Subsidiaries (other than WLP Properties S. de R.L. de C.V.) for 2004 and 2005 are attached to Schedule 2.17(a) (the “Mexican Financial Statements”). Also attached to Schedule 2.17(a) are copies of the unaudited interim balance sheet and interim statement of income of WLP Properties S. de R.L. de C.V. and the unaudited consolidated interim balance sheet and interim statement of income and cash flows of the Mexican Subsidiaries (other than WLP Properties S. de R.L. de C.V.), in each case at and for the month ended August 31, 2006 (collectively, the “Mexican Interim Financial Statements”). To the Actual Knowledge of Sellers, the Mexican Financial

Statements are accurate and complete in all material respects and present fairly the financial condition of the Mexican Subsidiaries, at the dates indicated and their results of operations for the periods then ended and the Mexican Interim Financial Statements were prepared on a basis consistent with the Mexican Financial Statements (subject, in the case of the Mexican Interim Financial Statements, to normal year end adjustments and the absence of footnotes thereto which, if presented would not differ materially from those included in the Mexican Financial Statements).

(b) To Sellers’ Actual Knowledge, all Taxes with respect to the Mexican Subsidiaries have been paid when due.

(c) The Mexican Subsidiaries own or lease the assets necessary to operate their respective businesses. To the Actual Knowledge of Sellers, all of the properties and assets owned by the Mexican Subsidiaries are free and clear of all Encumbrances other than Permitted Encumbrances.

(d) Except as set forth on Schedule 2.17(d), (i) no Mexican Subsidiary has received any written notice with respect to the re-sourcing of any customer Contract or business, (ii) to Sellers’ Actual Knowledge no customer or supplier has expressly informed a Mexican Subsidiary that it has any present plan to discontinue any Contract or terminate its business relationship with a Mexican Subsidiary, and (iii) while customer programs are subject to market testing from time to time, no Mexican Subsidiary has received written notice that any customer program is being market tested.

(e) To Sellers’ Actual Knowledge the buildings, structures and equipment owned, leased or used by the Mexican Subsidiaries: (i) are operating; (ii) are free of material defects that would cause a Company Material Adverse Effect; and (iii) are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted before the Closing.

(f) Schedule 2.17(f) sets forth all of the written Contracts of the Mexican Subsidiaries of the description set forth in Section 2.12(a)(i) - (viii) (substituting “Mexican Subsidiaries” in lieu of reference to the “Company” or “U.S. Subsidiaries”) (the “Mexican Contracts”). To Sellers’ Actual Knowledge, (i) there are no oral Contracts of the description set forth in Section 2.12(a)(i) - (viii), (ii) each Mexican Contract is in full force and effect and (iii) no party is in material breach of any such Mexican Contract and no Mexican Subsidiary has received written notice of any claim of breach of any such Mexican Contract.

(g) To Seller’s Actual Knowledge no Mexican Subsidiary is in violation of any Legal Requirement which would cause a Mexican Company Material Adverse Effect.

(h) Sellers have not received any written notice of any environmental contamination or liability at the properties owned by the Mexican Subsidiaries, nor to Sellers’ Actual Knowledge does any contamination or liability exist which would cause a Mexican Company Material Adverse Effect.

(i) Except as set forth on Schedule 2.17(i), the there is no pending litigation relating to the Mexican Subsidiaries, nor do Sellers’ have Actual Knowledge that any party has threatened litigation against any Mexican Subsidiary which would cause a Mexican Company Material Adverse Effect.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF BUYER AND NOBLE

Buyer and Noble jointly and severally represent and warrant to Sellers as follows:

Section 3.1. Organization and Good Standing. Buyer is a limited liability company duly organized, validly existing and in good standing under the applicable Legal Requirements of the jurisdiction of its organization, with the requisite limited liability company power and authority to conduct its business as it is now being conducted and to own and use its properties and assets. Noble is a corporation duly organized, validly existing and in good standing under the Legal Requirements of the jurisdiction of its organization, with the requisite corporate power and authority to conduct its business as it is now being conducted and to own and use its properties and assets.

Section 3.2. Authorization and Enforceability; No Conflict.

(a) Buyer has the requisite limited liability company power and authority, and Noble has the requisite corporate power and authority, to enter into and perform the Transaction Documents to which each is a party and to carry out the transactions contemplated by such Transaction Documents. Each Transaction Document to which Buyer or Noble is a party is binding upon Buyer or Noble, as the case may be, and is enforceable against Buyer or Noble, as the case may be, in accordance with its respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally. The execution, performance and delivery by Buyer and Noble of each Transaction Document to which Buyer or Noble is a party has been duly authorized, approved and adopted by Buyer or Noble, as the case may be.

(b) The execution, delivery and performance by Buyer and Noble of the Transaction Documents to which each is a party and the consummation by Buyer and Noble of the transactions contemplated thereby will not (i) contravene any Organizational Documents of Buyer or Noble or result in a breach of any provision of, or constitute a default under, any Contract to which Buyer or Noble is a party or by which their respective assets are bound or (ii) violate any Legal Requirement or Order.

Section 3.3. Investment Intent. Buyer is acquiring the Shares for investment and not with a view to any resale or distribution thereof.

Section 3.4. No Broker’s Fees. None of Buyer, Noble nor anyone acting on Buyer’s or Noble’s behalf has incurred or will incur any liability or obligation to pay fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement or other Transaction Documents for which Sellers could become liable.

Section 3.5. Purpose of Transaction. No transfer of property is being made and no obligation is being incurred in connection with the intent to hinder, defraud or delay either present or future creditors of Buyer or Noble.

ARTICLE 4

COVENANTS AND AGREEMENTS

The Parties (as applicable) covenant and agree as follows:

Section 4.1. Further Assurances. After the Closing, each Party will take all such further actions, execute and deliver all such further documents and do all other acts and things as another Party may reasonably request for the purpose of carrying out and documenting the intent of this Agreement and the other Transaction Documents. If a consent or estoppel certificate required to be obtained prior to Closing under this Agreement has not been obtained at or prior to the Closing and Buyer nevertheless proceeds with Closing, Sellers will, after the Closing, reasonably assist Buyer, at Buyer’s request, in every reasonable effort to obtain such consent or estoppel certificate.

Section 4.2. Restrictive Covenants. In consideration of the consummation of the transactions contemplated by this Agreement and other valuable consideration:

(a) Each Seller covenants and agrees that for a period of five years from the Closing Date, such Seller will not, and will cause such Seller’s Affiliates, including their respective general partners and management companies, not to directly or indirectly (i) compete or plan to compete with the Company or any Subsidiary in the Business or in the production of laser-welded blanks or laser-welded tubular products or products utilizing the roll forming and/or stretch bending process (together with the Business, each a “Competitive Business,” and collectively, the “Competitive Businesses”), (ii) participate in the ownership, management, financing or control of, or act as an employee, advisor, consultant or agent to, or furnish services or advice to, whether or not for consideration, any Person that competes or plans to compete in a Competitive Business, or (iii) take or encourage any action the purpose or effect of which is to evade the intent of this Section 4.2, provided, however, that the foregoing will not prevent a Seller from making a passive investment in any publicly traded security so long as such investment does not collectively confer upon such Seller, any Related Person of a Seller or their respective Affiliates control of 3% or more of the outstanding securities of any Person. The geographic scope of the foregoing covenant is worldwide. Notwithstanding the foregoing, the foregoing covenant as it relates to the utilization of the roll forming and/or stretch bending process other than in the automotive or furniture industry will terminate on the third anniversary of the Closing Date.

(b) Each Seller covenants and agrees that for a period of five years from the Closing Date, such Seller will not, and will cause such Seller’s Affiliates not to, directly or indirectly, induce or seek to induce, or assist any other Person to induce or seek to induce, any employee, agent, independent contractor, customer or supplier of the Company, a Subsidiary or any of their respective Affiliates to leave the employment of or to cease or adversely change its business dealings with the Company, any Subsidiary or Affiliate.

(c) Each Seller covenants and agrees that from the date of this Agreement and forever afterward until such information enters the public domain through no fault of any Seller, such Seller will not, and will cause such Sellers’ Affiliates not to, directly or indirectly, use or disclose to any Person any proprietary, secret or confidential information of or relating to the Business, the Company or any Subsidiary, including business and trade secrets, except if required to do so by legal process (provided that he, she or it makes a reasonable effort to notify Buyer before complying with the legal process to enable Buyer to seek an appropriate protective order), and except to the extent that the information enters the public domain through no fault of any Seller or any of their respective Affiliates.

(d) If any court of competent jurisdiction finds that the time period of any of the foregoing covenants is too lengthy or the geographic coverage or scope of any of the covenants too broad, the restrictive time period will be deemed to be the longest period permissible under applicable Legal Requirements and the geographic coverage and scope will be deemed to comprise the largest coverage and scope permissible under applicable Legal Requirements. It is the Parties’ intent, and a critical inducement to Buyer entering into this Agreement and consummating the transactions contemplated hereby, to protect and preserve the Business and goodwill of the Company and the Subsidiaries to be acquired by Buyer, and thus the Parties agree that the time period and the geographic coverage and scope of the covenants set forth in this Section 4.2 are reasonable and necessary. If any Seller or any Affiliate of a Seller Breaches or Threatens to Breach any of the foregoing covenants, Buyer will be entitled to seek and receive injunctive relief in any court of competent jurisdiction, without the requirement of posting any bond, in addition to any other remedies that may be available under applicable Legal Requirements.

Section 4.3. Public Announcements. All public announcements concerning this Agreement and the transactions contemplated by this Agreement by Buyer, any Seller, the Company, any Subsidiary or any of their respective Affiliates and Representatives will be subject to the approval of Buyer and Sellers Representative, such approval not to be unreasonably withheld by Sellers Representative following the Closing, except that approval of Sellers Representative will not be required with respect to any statements and other information that Buyer submits to the Securities and Exchange Commission or any stock exchange or that Buyer or any of its Affiliates is required to make pursuant to any Legal Requirement or requirement of the Securities and Exchange Commission or any stock exchange.

Section 4.4. Sellers Representative.

(a) Sellers hereby irrevocably make, constitute and appoint Robert T. Howard (the initial “Sellers Representative”) as their true and lawful attorney-in-fact with full power of substitution to do any and all things and execute any and all documents which may be necessary, convenient or appropriate to facilitate the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, including: (i) receipt of payments hereunder and the disbursement thereof to Sellers and others; (ii) receipt and forwarding of notices and communications pursuant to this Agreement and the other Transaction Documents; (iii) administration of this Agreement and the other Transaction Documents, including the resolution of any dispute or claim; (iv) making any determinations to settle any dispute as to the calculation of the Purchase Price; (v) resolution, settlement or compromise of any claim for indemnification asserted against a Seller pursuant to Article 5; (v) agreeing to waivers of conditions and obligations under this Agreement and the other Transaction Documents; (vi) asserting, on behalf of Sellers, claims for indemnification under Article 5 and resolving, settling or compromising all such claims, and (vii) executing, and performing the obligations under, the Escrow Agreement.

(b) In the event that Sellers Representative, with the advice of counsel, is of the opinion that he or she requires further authorization or advice from Sellers on any matters concerning this Agreement, Sellers Representative is entitled to seek such further authorization from Sellers prior to acting on their behalf. In such event and on any other matter requiring or permitting Sellers to vote in this Section 4.4, each Seller will have a number of votes equal to the Shares owned by that Seller immediately prior to Closing and the authorization of a majority of such Shares will be binding on all Sellers and will constitute authorization by Sellers.

(c) Buyer will be fully protected in dealing with Sellers Representative with respect to this Agreement, the other Transaction Documents and the transactions contemplated by this Agreement and may rely upon the authority of Sellers Representative to act as the agent of Sellers for all purposes under this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby. Any payment by Buyer to Sellers Representative under this Agreement or any other Transaction Document will be considered a payment by Buyer to Sellers. The appointment of Sellers Representative is coupled with an interest and will be irrevocable by any Seller in any manner or for any reason. This power of attorney will not be affected by the disability or incapacity of the principal pursuant to any applicable Legal Requirement.

(d) If at any time there is more than one Sellers Representative, any act of Sellers Representative will require the act of a majority of Sellers Representatives. Any Sellers Representative may resign from his or her capacity as a Sellers Representative at any time by written notice delivered to the other Sellers and to Buyer. If there is a vacancy at any time in the position of Sellers Representative for any reason, the remaining Sellers Representative may act with full power and authority until such time as the remaining Sellers Representative will select a successor to fill such vacancy. If at any time there is no person acting as a Sellers Representative for any reason, Sellers will promptly designate a new Sellers Representative and promptly notify Buyer in writing of such determination. Following the time that Buyer is notified that there is no Sellers Representative and until such time as a new Sellers Representative is designated as provided herein and Buyer is so notified in writing, Sellers will collectively act as Sellers Representative, with decisions made in the manner specified in Section 4.4(b).

(e) Robert T. Howard, as the initial sole Sellers Representative, acknowledges that he has carefully read and understands this Agreement, hereby accepts such appointment and designation, and represents that he will act in his capacity as a Sellers Representative in strict compliance with and conformance to the provisions of this Agreement and the other Transaction Documents.

(f) Sellers Representative will not be liable to Sellers for any error of judgment, or any act done or step taken or omitted by him in good faith or for any mistake in fact or Legal Requirement, or for anything that he or she may do or refrain from doing in connection with this Agreement or the other Transaction Documents, except for his or her own bad faith or willful misconduct. Sellers Representative may seek the advice of legal counsel in the event of any dispute or question as to the construction of any of the provisions of this Agreement or the other Transaction Documents or his or her duties hereunder or thereunder, and except as otherwise set forth in this Agreement or the other Transaction Documents, as a Seller, he or she will incur no liability to Sellers or Sellers Representative and will be fully protected with respect to any action taken, omitted or suffered by him or her in good faith in accordance with the opinion of such counsel.

(g) Any expenses incurred by Sellers Representative in connection with the performance of his or her duties under this Agreement (including any fees and expenses of legal counsel retained by Sellers Representative) will not be the personal obligations of Sellers Representative but will be payable and will be promptly paid or reimbursed by Sellers.

Section 4.5. Discharge of Related Party Fees. Promptly following the Closing, Buyer will cause the Company and the Subsidiaries, as applicable, to pay an aggregate management fee of $750,000 to TMW Enterprises Inc., which Sellers acknowledge represents all unpaid management or other fees payable by the Company or any Subsidiary through August 31, 2006. Neither the Company nor any Subsidiary will accrue or be responsible for any other management or other fees to TMW Enterprises Inc. or any other Affiliate of a Seller relating to any period after August 31, 2006. Notwithstanding the foregoing, the Company’s and the Subsidiaries’ other accounts receivable and accounts payable to any Affiliate of a Seller (not including accounts solely among the Company and/or the Subsidiaries), as and to the extent set forth on Exhibit 4.5, will be paid in the Ordinary Course of Business.

Section 4.6. Title Insurance. At Closing, Sellers at their expense will provide to Buyer title insurance commitments, issued by a title company to be mutually agreed by the Parties, agreeing to issue to Buyer standard ALTA Form 1992 title insurance policies with respect to all Owned Real Property (other than the real property located at CR 388 in Bloomingdale, Michigan, which is no longer owned by the Company or a Subsidiary) together with a copy of each document to which reference is made in such commitments. Such policies shall be in amounts reasonably acceptable to Buyer.

Section 4.7. Parent Guarantee. Noble agrees to take all action necessary to cause Buyer and its Affiliates to perform all of their respective agreements, covenants and obligations under this Agreement and the Transaction Documents. Noble unconditionally guarantees to Sellers the full and complete performance by Buyer and its Affiliates of their respective obligations under this Agreement and the Transaction Documents, including the payment of the Deferred Payment Amount at the times and in the manner set forth on Exhibit 1.2(c), assuming the satisfaction of the conditions to payment set forth therein, and shall be jointly and severally liable for any breach of any representation, warranty, covenant or obligation of Buyer and its Affiliates under this Agreement and the Transaction Documents. Noble hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Buyer or its Affiliates, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 4.7, including payment of the Deferred Payment Amount.

Section 4.8. Right of First Refusal. Sellers hereby waive any right of first refusal available to Sellers arising from the Company’s Bylaws or otherwise, including any right to purchase all or part of the Shares or to receive notice of the transactions contemplated by this Agreement.

Section 4.9. Transition of Bloomingdale Warehouse. For a period of up to 6 months from the date of this Agreement, without payment of any additional consideration, (i) certain assets of the Business will remain at the property owned by Bloomingdale Holdings LLC (or any successor thereto) and located at CR 388 in Bloomingdale, Michigan (as more fully described in Item 3 of Schedule 2.8(a)) on a transition basis and (ii) Sellers will require Bloomingdale Holdings LLC (or any successor thereto) to provide Buyer with 24-hour access to the Bloomingdale facility to access and remove any such assets and will ensure that the building has necessary lighting, heating, water and other utilities consistent with past practices of the Company. Subject to the limitations set forth in Section 5.7(a), and without limiting any rights of Buyer or its Representatives or Affiliates under this Agreement, Buyer will indemnify and hold harmless Bloomingdale Holdings LLC in respect of Buyer’s negligence or intentional misconduct at the Bloomingdale facility.

Section 4.10. Termination of Certain Agreements. Sellers hereby agree that, effective as of the Closing, all of the Shareholders’ Agreements, Voting Agreements and Management Equity Agreements set forth on Schedule 2.1(c) shall automatically terminate.

Section 4.11. Stock Purchase. Notwithstanding anything in this Agreement, any related agreement, or otherwise to the contrary, Sellers and Buyers will (and will cause the Company to) treat the transaction covered by this Agreement for all purposes, including for Tax and Tax Return reporting purposes as follows: (a) the transaction will be treated as a sale of the Shares of the Company by Sellers to Buyer; (b) the entire Purchase Price will be treated as payment for the Shares and the other undertakings of Sellers set forth in this Agreement; and (c) Buyers will not treat the transaction, or otherwise elect under Section 338 of the Code (or similar provisions) to treat the transaction, as an asset sale without the express written consent of Sellers. Buyers are free, in their sole discretion, to make elections under Section 338(g) of the Code with respect to the Mexican Subsidiaries (excluding WLP Properties, S. de R.L. de C.V.); provided, however, that and notwithstanding anything in this Agreement or otherwise to the contrary Sellers will have no responsibility for any Taxes caused by or with respect to such elections and such elections will be prohibited if the Tax treatment of the transaction covered by this Agreement described in the immediately prior sentence is negatively effected in any manner. Buyers will, and Buyers will cause the Company to, file all Tax Returns (including amended Tax Returns and claims for refund) and tax information reports in a manner consistent with the foregoing.

Section 4.12. Tax Returns and Related Matters.

(a) Buyers and the Company will prepare and close the Books and Records of the Company for periods ending on or prior to the Closing Date for purposes of Section 4.12(b) on a basis consistent with GAAP and in a manner consistent with prior practice. Buyers will make available to Sellers such Books and Records (or copies thereof) no later than ninety (90) days prior to the due date (including all extensions) of the relevant Tax Returns for such periods for which such Books and Records have been prepared. Buyers will permit Sellers to review and comment on such Books and Records and Buyers will, and will cause the Company to, revise such Books and Records as are reasonably requested by Sellers for purposes of Section 4.12(b) so long as such revisions are in accordance with GAAP and there are no Adverse Consequences to Buyer, the Company or any Subsidiary resulting therefrom.

(b) Sellers will prepare or cause to be prepared, and Buyer will cause the Company to cooperate with respect to such preparation of, all Tax Returns for the Company for all periods ending on or prior to the Closing Date, which Tax Returns will be prepared and filed timely (including all extensions) in accordance with Permissible Methods, on a basis consistent with existing procedures for preparing such Tax Returns and in a manner consistent with prior practice with respect to the treatment of specific items on such Tax Returns; provided, however, that if the treatment of an item on any such Tax Return has not been provided by prior practice, the Parties will cause the Company to report such items in a manner that would result in the least amount of Tax liability to the Company before and after the Closing and to Sellers before the

Closing, unless such treatment does not have sufficient legal support to avoid the imposition of penalties. Sellers will deliver any such Tax Returns due (and not yet filed) after the Closing Date to the Company no later than 15 days prior to the date each such Tax Return is due (including all extensions). Buyer will have the right to cause the Company to revise any item on such Tax Returns but only to the extent that (i) Sellers’ treatment of such item is not consistent with the prior practice of the Company and such inconsistent treatment has an adverse effect on Buyers, the Company or any Subsidiary or (ii) Sellers’ treatment does not have sufficient legal support to avoid the imposition of penalties. Buyer will cause the Company to execute and file such Tax Returns on a timely basis (including all extensions). Except as provided in Section 5.9, in the event that Sellers are liable under this Agreement or otherwise for Taxes due in connection with any Tax Return described in this Section 4.12(b), Sellers will pay the amount of such Tax liability to Buyer immediately upon written request or at least five days prior to the filing such Tax Return, whichever is later, to the extent such Taxes are not reflected in the reserve for Tax liabilities shown on the Balance Sheet. With respect to matters covered by Section 4.12, Buyers reserve the right to make an application to change the method of accounting for the Company and the Subsidiaries if it has been determined that their prior practice included a method of accounting which is not a Permissible Method.

(c) Buyer will prepare or cause the Company to prepare and file or cause the Company to file any Tax Returns of the Company for all taxable periods which begin before the Closing Date and end after the Closing Date, which Tax Returns, to the extent they relate to taxable periods beginning prior to, but including the Closing Date, and for the purpose of determining Sellers’ liability for Taxes, will be prepared and filed timely and on a basis consistent with Permissible Methods, on a basis consistent with existing procedures for preparing such Tax Returns and in a manner consistent with prior practice with respect to the treatment of specific items on the Tax Returns; provided, however, that if the treatment of an item on any such Tax Return has not been provided by prior practice, the Parties will cause the Company to report such items in a manner that would result in the least amount of Tax liability to the Company and to Buyers after the Closing, unless such treatment does not have sufficient legal support to avoid the imposition of penalties. Buyers will deliver any such Tax Returns to Sellers no later than fifteen (15) days prior to the date each such Tax Return is due (including all extensions). Sellers will have the right to cause the Company to revise any item on such Tax Returns but only to the extent that (i) Buyer’s treatment of such item is not consistent with the prior practice of the Company and such inconsistent treatment has an adverse effect on Sellers or (ii) Buyer’s treatment does not have sufficient legal support to avoid the imposition of penalties. Except as provided in Section 5.9, in the event that Sellers are liable for Taxes under this Agreement or otherwise due in connection with any Tax Return described in this Section 4.12(c), Sellers will pay the amount of such liability to Buyer immediately upon written request or at least five days prior to the filing of such Tax Returns, whichever is later, to the extent such Taxes are not reflected in the reserve for Tax liabilities shown on the Balance Sheet. With respect to matters covered by Section 4.12, Buyer and its Affiliates reserve the right to make an application to change the method of accounting for the Company and the Subsidiaries if it has been determined that their prior practice included a method of accounting which is not a Permissible Method.

(d) For purposes of this Section 4.12, in the case of any Taxes that are imposed on a periodic basis and are payable for a taxable period that includes (but does not end on) the

Closing Date or on the date immediately preceding the Closing Date, as applicable, the portion of such Tax which relates to the portion of such taxable period ending on the Closing Date or on the date immediately preceding the Closing Date, as applicable, will (i) in the case of any Taxes other than Taxes to which Section 4.12(d)(ii) applies, be deemed to be in the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date or the date immediately preceding the Closing Date, as applicable, and the denominator of which is the number of days in the entire taxable period, and (ii) in the case of any Tax based upon or related to income or receipts and any sales and use Taxes, payroll Taxes, property Taxes and Michigan Single Business Taxes, be deemed equal to the amount which would be payable if the relevant taxable period ended on the date immediately preceding the Closing Date. Any credits relating to a taxable period that begins before and ends after the Closing Date or the date immediately preceding the Closing Date, as applicable, will be taken into account as though the relevant taxable period ended on the Closing Date or on the date immediately preceding the Closing Date, as applicable. All determinations necessary to give effect to the foregoing allocations under Section 4.12(d)(i) will be made in a manner consistent with GAAP, and all determinations necessary to give effect to the foregoing allocations under Section 4.12(d)(ii) will be made in a manner consistent with Permissible Methods and the prior practice of the Company.

(e) The Parties will, and Buyers will cause the Company to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation of any Tax Return or request for a refund or in connection with any audit, litigation or other Tax Proceeding involving any Taxes relating to the Company. Such cooperation will include (but not be limited to) the retention and timely provision of access to Books and Records and other relevant Tax information (for the full period of any applicable statute of limitation including any extensions) which are reasonably relevant to any Tax Proceeding, timely making then current and former employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and complying with this Section 4.12(e). Buyers or the Company, as applicable, will give Sellers reasonable written notice prior to transferring, destroying, or discarding any such Books and Records and other relevant Tax information and, if Sellers request, the Company or Buyers, as applicable, will allow Sellers to copy such Books and Records and other relevant Tax information. This cooperation provision will also apply to (i) the appraisals/valuations which are currently being prepared by the Company for Pullman AG, Zug and/or the Mexican Subsidiaries (excluding WLP Properties, S. de R.L. de C.V.), (ii) the matters set forth in Sections 4.14 and 4.15, (iii) the research and development Tax credit study for the Company and the U.S. Subsidiaries which is currently being prepared by the Company with the assistance of Plante and Moran PLLC and (iv) Tax Refund Amount matters (including claims for, and the receipt and payment of, Tax Refund Amounts to Sellers). Buyers and Sellers will equally share the costs of (x) the appraisals/valuations which are currently being prepared for Pullman AG, Zug and the Mexican Subsidiaries (excluding WLP Properties, S. de R.L. de C.V.), and (y) the research and development Tax credit study which is currently being prepared by Plante & Moran, PLLC; provided, however, that Buyers and Sellers will share in such costs to the extent of $40,000 (i.e., $20,000 each) in the aggregate, and thereafter Sellers will be solely responsible and will pay such costs.

Section 4.13. Closing Books for Tax Purposes. The Company, Buyer, Sellers and any other Persons who are or were shareholders of the Company during the Company’s taxable year in which the sale of the Shares under this Agreement occurs, will treat such taxable year of the Company as two separate taxable years under Section 1362(e)(3) of the Code, the first of which begins on January 1, 2006 and ends on the date immediately preceding the Closing Date (the “S Termination Year”) and the second of which begins on the Closing Date (the “C Short Year”). Each Seller, any other Person who was a shareholder of the Company during the S Termination Year, Buyer and any other Person who is a shareholder on the first day of the C Short Year (i.e. the Closing Date) will execute and file any and all consents and other documents required by Section 1362(e)(3) of the Code and other applicable Legal Requirements to effect the purposes of this Section 4.13. Buyer will cause the Company and any other Person who is a shareholder of the Company on the Closing Date to execute and file any and all consents and other documents required by Section 1362(e)(3) of the Code and other applicable Tax law to effect the purposes of this Section 4.13. A preliminary example of the document required to be filed with the IRS to effectuate the purposes of this Section 4.13 is attached as Exhibit 4.13.

Section 4.14. Interest Charge DISC Subsidiary. Subject to the cooperation provisions of Section 4.12(e), the Parties will, and will cause the Company to, perfect the proposed actions set forth on Exhibit 4.14 with respect to Pullman Industries IC-DISC, Inc. Buyers will, and will cause the Company to, make such adjustments and/or payments of the commission and dividend amounts between the Company and Pullman Industries IC-DISC, Inc. as are reasonably requested by Sellers to permit such Subsidiary to comply with the requirements under Section 991 et. seq. of the Code for the taxable periods ending on the Closing Date, the date immediately preceding the Closing Date or December 31, 2006, as applicable.

Section 4.15. Mexican and Swiss Taxes. All Mexican and Swiss Taxes and filing, recording or registration fees attributable to the transfer of the stock of Pullman de Mexico, S.A. de C.V. from Pullman AG, Zug to the Company or Buyers on or before December 31, 2006 (unless Sellers are not able or do not complete the steps necessary to effect such transfer by such date, in which case the date will be extended until such steps are accomplished and the transfer is completed) will be paid by Sellers regardless of who is responsible under applicable Legal Requirements. In the event that Buyers pay any such Taxes or fees, upon presentation of evidence of such payment to Sellers, Buyers will be entitled to prompt reimbursement from Sellers in the amount of such payment. Notwithstanding anything else to the contrary in this Agreement, any Transaction Document or otherwise, Sellers will (a) have full responsibility for and discretion in handling such stock transfer, and (b) the cooperation provisions of Section 4.12(e) will apply to such stock transfer; provided, however, that Buyers will have reasonable oversight responsibility and consultation with respect to such stock transfer and any documents which are submitted to the Tax authorities of Mexico and Switzerland with respect to these matters.

Section 4.16. IP Tax Matters. The Company, Pullman Industries of Indiana, Inc. and Sellers will characterize any gain attributable to sale of the Purchased Assets (as defined in the IP Purchase Agreement) to Noble Advanced Technologies, Inc. under the IP Purchase Agreement as a sale of capital assets and report such capital gains on its applicable Tax Returns. Buyer will indemnify and hold harmless Sellers and Sellers’ Representatives and Affiliates on a grossed-up basis for Tax purposes with respect to: (i) the difference between the ordinary income Tax and the long term capital gain Tax on the gain from the sale of the Purchased Assets to Noble Advanced Technologies, Inc. being re-characterized as ordinary income by the IRS (provided that such difference will not exceed $100,000) and (ii) any built-in gain Tax under Section 1374 of the Code and any similar state or local Tax law or rule on the gain from the sale of the Purchased Assets to Noble Advanced Technologies, Inc.

Section 4.17. Post-Retirement Benefits. Prior to November 1, 2006, Sellers will take all actions necessary to cause those employees receiving retirement benefits from the Company or any U.S. Subsidiary (as described in Item 5 to Exhibit 5.1) to cease receiving such benefits from the Company or any U.S. Subsidiary, without any Adverse Consequences to Buyer, the Company, any Subsidiary or any of their respective Affiliates.

ARTICLE 5

INDEMNIFICATION

Section 5.1. Indemnification and Reimbursement by Sellers. Sellers, jointly and severally, will indemnify and hold harmless Buyer and Buyer’s Representatives and Affiliates, and will reimburse Buyer, and Buyer’s Representatives and Affiliates, for all Adverse Consequences arising from or related to (a) any Breach by a Seller of any representation, warranty, covenant or agreement in this Agreement or any other Transaction Document, (b) the matters set forth on Exhibit 5.1, and (c) the enforcement of indemnification rights under this Article 5.

Section 5.2. Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Sellers and their respective Representatives and Affiliates, and will reimburse Sellers and their respective Representatives and Affiliates, for all Adverse Consequences arising from or related to (a) any Breach by Buyer of any representation, warranty, covenant or agreement of Buyer in this Agreement or any other Transaction Document, (b) Taxes arising from taxable periods or portions thereof beginning on the Closing Date and from any election under Section 338(g) for the Mexican Subsidiaries under Section 4.11, and (c) the enforcement of indemnification rights under this Article 5.

Section 5.3. De Minimis Claims; Basket; Cap; Bloomingdale Environmental Limits.

(a) De Minimis Claims. Neither Buyer nor Buyer’s Representatives or Affiliates may make a claim for indemnification under Article 5 with respect to a Breach of a representation or warranty set forth in Article 2 of this Agreement or Section 3 of the IP Purchase Agreement the Adverse Consequences of which are less than $7,500 (a “De Minimis Claim”) until Adverse Consequences for all De Minimis Claims exceed $100,000, after which the entire amount of all Adverse Consequences with respect to De Minimis Claims (including the first $100,000) shall be counted against the Basket and shall otherwise be subject to indemnification as provided for in this Article 5. For avoidance of doubt, the provisions of this Section 5.3(a) will only be applicable once, and once De Minimis Claims first exceed $100,000, this Section 5.3(a) will be of no further effect.

(b) Basket. Subject to Section 5.3(a), Sellers will have no liability under this Article 5 with respect to Breaches of the representations and warranties set forth in Article 2 of this Agreement and Section 3 of the IP Purchase Agreement until the aggregate amount of Adverse

Consequences incurred or suffered by Buyer arising from or related to Breaches under any such provision of such Transaction Documents taken as a whole exceed $750,000 (the “Basket”), and then only for that amount by which all Adverse Consequences exceed in the aggregate the Basket; provided, however, that the Basket will not apply to, and there will be first dollar indemnity for (a) as to this Agreement, claims under Sections 2.1 (Organization; Capitalization; Ownership), 2.4 (Taxes), 2.8 (Real Property) (only as it relates to good and unencumbered title), 2.9 (Other Properties and Assets) (only as it relates to good and unencumbered title), 2.11(a) (Authorization and Enforceability), and 2.15 (No Brokers’ Fees); (b) as to the IP Purchase Agreement, claims under Sections 3(a), 3(b) (only as it relates to good and unencumbered title), 3(d) and 3(e), or (c) as to any such Transaction Document, in the event of intentional fraud or intentional Breach. In addition, Sellers will not be required to indemnify Buyer or any of its Representatives or Affiliates with respect to any Breach or Breaches of Section 2.4 after Sellers have already indemnified Buyer and its Representatives and Affiliates with respect to any such Breach or Breaches in an amount equal to 50% of the Tax Refund Amount until Adverse Consequences arising from a Breach or Breaches of Section 2.4 exceed the portion of the Tax Refund Amount retained by Buyer, and then only for such excess Adverse Consequences.

(c) Cap. Except as provided below, Sellers’ maximum aggregate liability under Section 5.1(a) with respect to Breaches of the representations or warranties set forth in Article 2 of this Agreement and Section 3 of the IP Purchase Agreement, taken as a whole, will not exceed $15,000,000 (the “Cap”); provided, however, that the Cap will not apply (w) as to any Transaction Document, in the event of intentional fraud or intentional Breach; (x) as to this Agreement, to claims under Sections 2.1 (Organization; Capitalization; Ownership), 2.4 (Taxes), 2.8 (Real Property) (only as it relates to good and unencumbered title), 2.9 (Other Properties and Assets) (only as it relates to good and unencumbered title), 2.11(a) (Authorization and Enforceability), and 2.15 (No Broker’s Fees); (y) as to the IP Purchase Agreement, claims under Sections 3(a), 3(b) (only as it relates to good and unencumbered title), 3(d) and 3(e).

(d) Bloomingdale Environmental Limits. Seller’s maximum indemnification obligation with respect to the matters described in Item 2 to Exhibit 5.1 will be $7,500,000 plus any unused portion of the Cap (which is otherwise only applicable to Breaches of representation and warranties as provided in Section 5.3(c)); provided, however, that Sellers’ indemnification obligation with respect to the Bloomingdale, Michigan site described in Exhibit 5.1(2) will not exceed $5,000,000 plus any unused portion of the Cap.

Section 5.4. Indemnification Procedures. Except with respect to any Tax Claim:

(a)	Third-Party Proceedings.

(i) Promptly after receipt by a Person entitled to be indemnified under this Article 5 (an “Indemnified Party”) of notice of the commencement of a Proceeding against it, such Indemnified Party will, if a claim for indemnification is to be made against a Party (an “Indemnifying Party”) under this Article 5, give notice to the Indemnifying Party of the commencement of such Proceeding. The failure to timely notify the Indemnifying Party will not relieve the Indemnifying Party of any liability that it may have to an Indemnified Party, except to the extent that the defense of such action was materially and irreparably prejudiced by the Indemnified Party’s failure to provide timely notice.

(ii) If any Proceeding is brought against an Indemnified Party and it gives notice to the Indemnifying Party of the commencement of such Proceeding, the Indemnifying Party will be entitled to participate in such Proceeding and, subject to subsection (a)(iii) below, to the extent that it wishes and can demonstrate its financial capability to assume and diligently pursue such defense and the resolution thereof, to assume the defense of such Proceeding with counsel of its choice reasonably satisfactory to the Indemnified Party. Following a proper assumption of defense by an Indemnifying Party, as long as the Indemnifying Party diligently conducts such defense it will not be liable for any subsequent fees of legal counsel or other expenses incurred by the Indemnified Party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the Indemnifying Party assumes the defense of a Proceeding, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification hereunder and (B) no compromise or settlement of such claims may be effected by the Indemnifying Party without the Indemnified Party’s consent unless (x) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made by or against the Indemnified Party and (y) the sole relief provided is monetary damages that are paid in full by the Indemnifying Party concurrently with the compromise or settlement. If written notice is given to an Indemnifying Party of the commencement of any Proceeding and the Indemnifying Party does not within twenty days, or such lesser period of time as required to meet any deadline for a response, properly exercise its election to assume the defense of such Proceeding, the Indemnifying Party will be bound by any determination made in such Proceeding or any compromise or settlement thereof reasonably effected by the Indemnified Party.

(iii) Notwithstanding the foregoing, (A) if an Indemnified Party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its Affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement or (B) if an Indemnified Party in good faith concludes that there are defenses available to it that may be unavailable to, or inconsistent with or contrary to the interests of the Indemnifying Party, the Indemnified Party may, by written notice to the Indemnifying Party, retain the exclusive right to defend, compromise or settle such Proceeding, but the Indemnifying Party will have the opportunity to participate in such Proceeding and will reserve the right to contest indemnification with respect to any determination, compromise or settlement of such Proceeding effected without its consent (which consent will not be unreasonably withheld).

(iv) Except to the extent it would cause a waiver of a privilege, each Party will make available to the other Parties and the other Parties’

Representatives all of his, her or its Books and Records relating to a third-party Proceeding, and each Party will render to the other Parties assistance as may be reasonably required in order to insure the proper and adequate defense of such third-party Proceeding.

(v) Each Party hereby consents to the non-exclusive jurisdiction of any court in which a Proceeding is brought by a Person not a Party to this Agreement against any Indemnified Party for purposes of litigating a claim that an Indemnified Party may have under this Agreement against an Indemnifying Party with respect to such Proceeding or the matters alleged therein (including its right to indemnification).

(b) Other Claims. A claim for indemnification for any matter not involving a third-party Proceeding must be asserted by written notice to the Party or Parties from whom indemnification is sought, identifying the matter for which identification is sought, the estimated amounts of the claim if then calculable and the basic facts underlying the claim to the extent then known.

Section 5.5. Offset. Except for Buyer’s right to offset certain Michigan Single Business Taxes in determining the Tax Refund Amount, Buyer and Noble, on behalf of themselves and their Representatives and Affiliates, acknowledge and agree that any claim for indemnification under this Article 5 shall not be offset against other amounts owed to Sellers under this Agreement, including the Deferred Payment Amount.

Section 5.6. Adjusted Purchase Price; Interest. Any payment of a claim for indemnification under this Article 5 will be accounted for as an adjustment to the Purchase Price. Any amount payable under this Article 5 will include interest at the rate specified in this Agreement or, if no rate is specified, interest at the Agreed Indemnity Rate.

Section 5.7. Determination of Adverse Consequences; Indemnification Limitations.

(a) The amount of any and all Adverse Consequences shall be determined net of (i) the net present value of any Tax benefits reasonably expected to be realized (calculated using a discount rate of 12%) by any Person seeking indemnification hereunder arising from the deductibility of any such Adverse Consequences and (ii) any amounts actually recovered by the Indemnified Party under insurance policies, indemnities or other reimbursement arrangements with un-Affiliated third parties, net of any premiums paid or in the future to be paid with respect thereto, with respect to such Adverse Consequences. Each Party hereby waives, to the extent permitted under its applicable insurance policies, any subrogation rights that its insurer may have with respect to any indemnifiable Adverse Consequences. In calculating the amount of Adverse Consequences arising from or relating to a Breach, a “multiple of profits” or “multiple of cash flows” methodology may only be utilized if such Adverse Consequences are (X) recurring in nature (i.e., not a one-time liability) and (Y) impact the EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of the Company and the Subsidiaries utilized by Buyer in determining the value of the Shares. Notwithstanding the preceding sentence, all Adverse Consequences that occur or reoccur over an extended period of time will be included in calculating Adverse Consequences under this Article 5.

(b) No claim for indemnification under this Agreement with respect to a Breach of a representation or warranty of Sellers, or any of them under this Agreement or the IP Purchase Agreement, may be made by Buyer or any Representative or Affiliate of Buyer if Sellers can prove that (a) on the date hereof any of Thomas Saeli, David Fallon, Andrew Tavi, Lee Skandalaris, Steve Prue, Jay Hansen or Craig Parsons had actual knowledge without the necessity of any investigation, diligence or inquiry (i) that Sellers were in actual Breach of such representation or warranty (including actual knowledge of all facts legally sufficient to prove such Breach) and (ii) of the magnitude of the Adverse Consequences reasonably likely to be caused by such a Breach, and (b) Buyer or any Representative or Affiliate of Buyer failed to raise or question such matters with Sellers or any of them prior to the Closing.

Section 5.8. Exclusive Remedy. Except for rights, claims and causes of action it may have relating to fraud or intentional Breach and except for a Party’s right to seek specific performance or other equitable relief, each Party acknowledges and agrees that, from and after the Closing, its sole and exclusive remedy with respect to any and all claims relating to the subject matter of this Agreement shall be pursuant to the indemnification provisions set forth in this Article 5 and Section 7.1. In furtherance of the foregoing, except for those matters specifically excepted in the preceding sentence, each Party hereby waives, from and after the Closing, to the fullest extent permitted under applicable Legal Requirement, any and all rights, claims and causes of action it may have against the other relating to the subject matter of this Agreement arising under or based upon any federal, state, local or foreign statute, law, ordinance, rule or regulation or otherwise.

Section 5.9. Tax Claims.

(a) Buyers will, as to any Taxes in respect of which Sellers have agreed to indemnify Buyer, its Representatives and Affiliates under this Agreement, promptly inform Sellers of, and permit the participation of Sellers in any investigation, audit or other Tax Proceeding by or with a Governmental Body empowered to administer or enforce such Tax and will not consent to the settlement or final determination in such Tax Proceeding without the prior written consent of Sellers, except to the extent such Taxes are not subject to indemnification under this Article 5.

(b) Buyers, on the one hand, and Sellers, on the other hand, will (i) use commercially reasonable efforts to keep the other advised as to the status of Tax audits and litigation involving any Taxes that could give rise to a liability of Sellers or Buyers under this Agreement (a “Tax Claim”), (ii) promptly furnish to the others copies of any inquiries or requests for information from any Governmental Body concerning any Tax Claim, (iii) timely notify the other regarding any proposed written communication to any such Governmental Body with respect to such Tax Claim, (iv) promptly furnish to the other upon receipt a copy of information or document requests, a notice of proposed adjustment, revenue agent’s report or similar report or notice of deficiency together with all relevant documents, notices or reports, relating to any Tax Claim, (v) give the other and its or their accountants and counsel the reasonable opportunity to review and comment in advance on all written submissions, filings and any other information relevant to indemnifiable issues, and (vi) consider in good faith any suggestions made by the other and its or their accountants and counsel to submit documentation or attend those portions of any meetings or proceedings that relate to such proposed adjustment. Notwithstanding anything to the contrary in this Agreement, neither Sellers, on the one hand, nor Buyers, on the other hand, may take any Tax accounting position with respect to any Tax Claim or Tax Proceeding that is a change from a Permissible Method (which was contained in an originally filed Tax Return for a Tax period) to a different Permissible Method and that creates any additional Tax liability or other Adverse Consequences with respect to Tax matters for the other or their respective Affiliates in a subsequent Tax period; provided, however, that this sentence will not apply with respect to those matters which are already specifically covered by this Agreement (including, for example, by Sections 4.11, 4.13, 4.14, and 4.15) and/or the other Transaction Documents; and provided, further, however, that the Buyers and Sellers will reasonably cooperate on a good faith basis to resolve any disputes with respect to the matters covered by this sentence.

(c) Subject to the provisions of Section 5.9(b) above, Sellers will have full responsibility for and discretion in handling any Tax controversy, including an audit, protest to the Appeals Division of the IRS, litigation in the United States Tax Court, any other court of competent jurisdiction or any other Proceeding with respect to a Tax Claim (“Tax Proceeding”) involving the Company or any Subsidiary for Tax periods ending on or before the Closing Date or on or before the date immediately preceding the Closing Date, as applicable, and Buyer will have full responsibility for and discretion in handling any Tax Proceeding involving the Company or any Subsidiary for Tax periods ending on or after the Closing Date; provided, however, that upon request of Sellers, and subject to the provisions of Section 5.9(b) Sellers will have full responsibility and discretion in handling, at Sellers’ expense, any Tax Proceeding. In the event that Buyer are required to pay any Tax, file any bond or deposit any amount in order to undertake a Tax Proceeding, Sellers will loan to Buyer, the Company or any Subsidiary, as the case may be, no later than three business days before such payment is required to be made, without interest and until a Final Determination with respect to such Tax has occurred, one hundred percent of the amount required to be paid by Buyer, the Company or any Subsidiary, as the case may be. Within three business days of the receipt by Buyers of a refund or any amount loaned to it by Sellers (including any interest required by Buyer, as the case may be), Buyers, the Company or any Subsidiary, as applicable, will pay such refunded amount to Sellers.

(d) Within 60 days of any Final Determination of Tax in a Tax Proceeding, or the written acquiescence of Sellers with respect to a Tax Claim, the Indemnified Party will provide a written notice to the Indemnifying Party which explains the calculation of the amount of such Tax Claim. The Indemnifying Party will pay such amount of Tax Claim to the Indemnified Party within 10 days after receipt of such notice, unless the Indemnifying Party disagrees with such calculation and invokes the verification procedure set forth in Section 5.9(e), in which case the Indemnifying Party will pay to the Indemnified Party, within five business days of verification of the amount of such Tax owed to the Indemnified Party, the amount so verified by the Independent Public Accountants pursuant to Section 5.9(e).

(e) If the Indemnifying Party disagrees with the Indemnified Party’s calculation of the Tax owed to the Indemnified Party and within 10 days after receipt of such calculation requests in writing verification of such amount, such amount will be verified by a firm of Independent Public Accountants. Within 15 days after the Indemnifying Party’s request, the Independent Public Accountants will either (i) confirm the accuracy of the Indemnifying Party’s computation or (ii) notify the Indemnified Party that such computation is inaccurate. In the case of (ii) above, the Independent Public Accountants will recompute the amount of Tax owed to the Indemnified Party in such manner as the Independent Public Accountants determine and verify to be accurate. The costs of such verification will be borne by the Indemnifying Party unless such verification results in an adjustment in the Indemnifying Party’s favor of the Tax owed to the Indemnified Party as computed by the Indemnified Party, in which case a portion of such costs equal to the relevant amount of the adjustment will be borne by the Indemnified Party. The Parties agree to cooperate with such Independent Public Accountants and, subject to a confidentiality agreement reasonably satisfactory to the Indemnified Party, to supply them with all information reasonably necessary to permit them to accomplish such review and determination. Such information will be for the confidential use of the Independent Public Accountants and will not be disclosed to the Indemnifying Party or to any other Person. The Indemnifying Party and the Indemnified Party agree that the sole responsibility of the Independent Public Accountants will be to determine and verify the amount of the Tax owed to the Indemnified Party pursuant to this Section 5.9(e) and that matters of interpretation of this Agreement are not within the scope of the Independent Public Accountant’s responsibility.

(f) To the extent of any inconsistency between this Section 5.9 and Section 5.4 above, the provisions of this Section 5.9 will control.

ARTICLE 6

DEFINITIONS

For purposes of this Agreement, the following terms have the meanings specified in this Article 6:

“Accounting Firm” has the meaning set forth in Section 1.3(a) of this Agreement.

“Accounts Receivable” has the meaning set forth in Section 2.2(c) of this Agreement.

“Actual Knowledge” means the actual knowledge of Tom Talboys, Robert Howard, Bruce Weber, Larry Garretson and Jorge Tejero, without the necessity of investigation, diligence or inquiry.

“Adverse Consequence” means any loss, cost, liability, penalty, Tax, claim, damage, expense (including cost of investigation, defense, settlement and reasonable attorneys’ and other reasonable professional fees and costs), remedial action or diminution of value, all after adjusting for insurance proceeds and/or Tax benefits, if any, to the extent provided in Section 5.7.

“Affiliate” means any shareholder, director or officer of a Person; the spouse of any such Person, any Person directly who would be the heir or descendant of any such Person if he or she were not living; and any Person in which any of the foregoing has a direct or indirect interest, except through ownership of less than 5% of the outstanding shares of any Person whose securities are listed on a national securities exchange or traded in the national over-the-counter market.

“Agreed Indemnity Rate” means a rate of 8% per annum from the date a claim for indemnification under Article 5 is first made to the date of payment, if timely paid when due, which due date shall be the date that the final resolution of any dispute is achieved with respect to such claim in accordance with the terms of this Agreement; provided, however, that any amount payable that is not paid when due will bear interest at 12% per annum from the date such amount is required to be paid hereunder until paid, increasing to 15% per annum from and after 30 days of the date due and increasing to 18% per annum from and after 60 days of the date due. Notwithstanding the foregoing, the Agreed Indemnity Rate will mean 0% per annum with respect to claims paid within 30 days after such claim was made.

“Agreement” has the meaning set forth in the first paragraph of this Agreement.

“Applicable Contracts” means any Contract (a) under which the Company or a U.S. Subsidiary has or may acquire any rights; (b) under which the Company or a U.S. Subsidiary is or may become subject to any obligation or liability; or (c) by which the Company or a U.S. Subsidiary or any of the property or assets owned, leased or used by the Company or a U.S. Subsidiary is or may become bound or affected.

“Balance Sheet” has the meaning set forth in Section 2.2(a) of this Agreement.

“Basket” has the meaning set forth in Section 5.3(b)of this Agreement.

“Books and Records” includes all data, documents, ledgers, databases, books, records, correspondence, business plans, projections, records of sales, customer and supplier lists, files, including employee files, papers, Applicable Contracts, Organizational Documents and Tax Returns and related materials of or relating to the Company or a U.S. Subsidiary.

“Breach” means, as to any representation, warranty, covenant, agreement, obligation or other provision of this Agreement or any other Transaction Document, any inaccuracy in, or any failure to perform or comply with, such representation, warranty, covenant, agreement, obligation or other provision.

“Business” has the meaning set forth in the second paragraph of this Agreement.

“Buyer” has the meaning set forth in the first paragraph of this Agreement.

“Buyers” means Buyer, Noble and their respective subsidiaries and Affiliates.

“C Short Year” has the meaning set forth in Section 4.13 of this Agreement.

“Cap” has the meaning set forth in Section 5.3(c) of this Agreement.

“Closing” has the meaning set forth in Section 1.4 of this Agreement.

“Closing Date” has the meaning set forth in Section 1.4 of this Agreement.

“Closing Date Debt Statements” has the meaning set forth in Section 1.3(c) of this Agreement.

“Closing Date U.S. Net Working Capital” means, as of September 30, 2006, the Company’s and Pullman Industries of Indiana, Inc.’s combined accounts receivable (other than Tooling Receivables and intercompany subdebt and accounts among the Company and/or any

Subsidiary) and inventory, in each case net of working capital reserves reflected on the September 30, 2006 balance sheet attached as Exhibit 8.2, minus accounts payable (other than accounts payable relating to tooling, capital expenditures and intercompany accounts among the Company and/or any Subsidiary), determined in accordance with GAAP.

“Closing Date U.S. Net Working Capital Statement” has the meaning set forth in Section 1.3(c) of this Agreement.

“Code” means the United States Internal Revenue Code of 1986, as amended, and any duly promulgated regulations and rulings thereunder.

“Company” has the meaning set forth in the first paragraph of this Agreement.

“Company Material Adverse Effect” means a change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to the property, business, operations, assets (tangible and intangible), financial condition, results of operation or prospects of the Company or a U.S. Subsidiary; provided, however, that “Company Material Adverse Effect” does not include changes in business or economic conditions or cycles generally affecting the U.S. economy or the automobile industry as a whole so long as the Company, the U.S. Subsidiaries or the industries in which they operate are not disproportionately affected thereby, including changes in stock markets, credit markets, Tax rates, interest rates and exchange rates.

“Company Intellectual Property Assets” has the meaning set forth in Section 2.9(c) of this Agreement.

“Competitive Business” has the meaning set forth in 0 of this Agreement.

“Contract” means any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding.

“De Minimis Claim” has the meaning set forth in Section 5.3(a) of this Agreement.

“Deferred Payment Amount” means the amount payable to Sellers as determined under Exhibit 1.2(c).

“Disclosure Schedule” means the schedules referred to in Article 2 of this Agreement and the schedule referred to in the definition of Restricted Event.

“Employee Benefit Plan” means, with respect to the Company and the U.S. Subsidiaries, any “employee pension benefit plan” or “employee welfare benefit plan” as defined under ERISA (whether or not subject to ERISA), and any incentive compensation plan, benefit plan for retired employees, plan or Contract providing for bonuses, commissions, pensions, profit-sharing, stock options, stock purchase rights, restricted stock, phantom stock, deferred compensation, Insurance relating to accidents, health or sickness, retirement benefits, vacation, severance, disability, compensation, employee assistance or counseling, educational assistance, §125/cafeteria/flexible benefits, adoption assistance, group legal, (taxable or nontaxable, direct or indirect), fringe or payroll practice of any nature, covering any current or former (including retired) employees or that has been maintained by the Company or any Subsidiary within the five years preceding the date of this Agreement or under which the Company or a Subsidiary has any remaining obligation or liability.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, mortgage, lien, option, warrant, purchase right, pledge, security interest, right of first refusal, marital or community property interest or restriction of any kind, including any restriction on use, voting (in the case of any security), transfer, receipt of income or exercise of any other attribute of ownership.

“Environment” means any and all soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwater, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life or any other environmental medium or natural resource.

“Environmental Law” means any Legal Requirement designed to: (a) advise appropriate authorities, employees or the public of intended, Threatened or actual releases of any pollutant, Hazardous Substance or Material, Hazardous Waste, violation of environmental permits or other violation of applicable Legal Requirements or of the commencement of activities, such as resource extraction or construction, that could have a significant impact on the Environment; (b) prevent or regulate or require the reporting of the use, discharge, release or emission of Hazardous Substances or Materials or Hazardous Wastes into the Environment; (c) reduce the quantities, prevent the release and minimize Hazardous Substances or Materials or Hazardous Wastes or the hazardous characteristics of wastes that are generated; (d) regulate the generation, management, treatment, storage, handling, transportation or disposal of Hazardous Substances or Materials or Hazardous Wastes; (e) assure that products are designed, formulated, packaged or used so that they do not present unreasonable risks to human health or the Environment when used or disposed of; (f) protect natural resources, species or ecological amenities; (g) provide for or require the cleanup of Hazardous Substances or Materials or Hazardous Wastes that have been released; (h) recover response costs or to make responsible Persons pay private Persons, or groups of them, for damages done to their health or the Environment, or to permit self-appointed representatives of the public interest to recover for injuries done to public assets; or (i) regulate in any manner the potential impact of an activity on the Environment.

“Environmental Liability” means any Adverse Consequence arising from or relating to any violation of or liability under any Environmental Law or Occupational Safety and Health Law or Worker’s Compensation Law with respect to acts or omissions having occurred, or conditions in existence, on or before the Closing Date, including (a) any Environmental, health or safety matters or conditions (including on-site or off-site contamination, Occupational Safety and Health Law violations and regulation of chemical substances or products), and (b) any responsibility for response costs, natural resource damages, corrective action or actions to achieve compliance, including any cleanup, removal, containment or other remediation or response action under applicable Environmental Law, Occupational Safety and Health Law or Workers’ Compensation Law (whether or not such cleanup has been ordered or requested by any Governmental Body or any other Person). The terms “removal,” “remedial,” and “response action” include the types of activities covered by the Federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., as amended, or any other Legal Requirements.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any duly promulgated regulations and rulings thereunder.

“Escrow Agreement” has the meaning set forth in Section 1.2(b) of this Agreement.

“Final Closing Date Debt Statement(s)” has the meaning set forth in Section 1.3(c) of this Agreement.

“Final Closing Date U.S. Net Working Capital Statement” has the meaning set forth in Section 1.3(c) of this Agreement.

“Final Determination” with respect to a Tax Proceeding means (a) a final decision with respect to the proposed adjustment by any IRS appeals officer, as evidenced by the issuance of a 90-day letter, IRS Form 870-AD or like notice, unless judicial proceedings are initiated, (b) a final decision with respect to the proposed adjustment by the United States Tax Court, Court of Federal Claims or the appropriate Federal District Court, unless such decision is appealed, or (c) a final decision of a United States Court of Appeals.

“Financial Statements” has the meaning set forth in Section 2.2(a) of this Agreement.

“GAAP” means United States generally accepted accounting principles consistently applied by the Company and the U.S. Subsidiaries.

“Governmental Authorization” means any approval, consent, license, permit, waiver or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

“Governmental Body” means any: (a) nation, state, county, city, town, village, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal); (d) multi-national organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or Taxing authority; (f) organization or association that sponsors, authorizes or conducts any arbitration proceeding, or any arbitrator or panel of arbitrators, the decisions of which are enforceable in any court of law.

“Hazardous Substance or Material” means (a) any substance or material that is controlled or regulated by any Environmental Law, including oil, petroleum or derivatives thereof and radioactivity; or (b) any substance that is toxic, explosive, corrosive, flammable, infectious, carcinogenic, mutagenic or otherwise hazardous, including mold, polychlorinated biphenyls, asbestos and asbestos containing materials.

“Hazardous Waste” means any substance that is defined as a hazardous waste under the Federal Solid Waste Disposal Act, 42 U.S.C. § 6901 et seq., as amended, or any analogous federal, state, local or foreign statute.

“HIPAA” has the meaning set forth in Section 2.7(k) of this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the regulations promulgated thereunder.

“Indemnified Party” has the meaning set forth in Section 5.4(a)(i) of this Agreement.

“Indemnifying Party” has the meaning set forth in Section 5.4(a)(i) of this Agreement.

“Independent Public Accountants” means a firm of independent nationally recognized accountants mutually selected by Sellers and Buyer.

“Initial Payment” has the meaning set forth in Section 1.2(b) of this Agreement.

“Insurance” means all forms of insurance, including liability, crime, fidelity, life, fire, product liability, workers’ compensation, health, director and officer liability and other forms of insurance owned, maintained or insuring any of the Business, properties or assets of the Company or a Subsidiary.

“Intellectual Property Assets” include: (i) all trademark rights, business identifiers, trade dress, service marks, trade names and brand names, all registrations and applications therefor and all goodwill associated with the foregoing; (ii) all copyrights, copyright registrations and copyright applications, and all other rights associated with the foregoing and the underlying works of authorship; (iii) all patents and patent applications, and all international proprietary rights associated therewith; and (iv) all inventions, mask works, mask work registrations, know-how, discoveries, improvements, designs, trade secrets, shop and royalty rights, employee covenants and agreements respecting intellectual property and non-competition and all other types of intellectual property.

“Interim Financial Statements” has the meaning set forth in Section 2.2(a) of this Agreement.

“IP Purchase Agreement” means that certain IP Purchase Agreement, dated as of October 11, 2006, among the Company, Pullman Industries of Indiana, Inc., Sellers and Noble Advanced Technologies, Inc.

“IRS” means the United States Internal Revenue Service.

“JPMC Debt” has the meaning set forth in Section 1.5(b)(viii) of this Agreement.

“Key Employee” means any employee of the Company or a U.S. Subsidiary who is at the director level or above, any plant manager or corporate controller.

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or constitution law, ordinance, principle of common law (including equitable principles), statute, code, regulation, rule or treaty.

“Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13D-3 under the Securities Exchange Act of 1934, as amended) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or capital stock or other equity interests or securities representing at least 20% of the outstanding equity or equity interests in a Person.

“Maximum U.S. Debt” means $44,339,385.

“Mexican Closing Date Debt” means the aggregate of any of the following outstanding as of September 30, 2006 with respect to the Mexican Subsidiaries (exclusive of debt owed by WLP Properties S. de R.L. de C.V. to TMW Enterprises de Juarez, S.A. de C.V., TMW Enterprises de Mexico, S.A. de C.V. and TMW Enterprises de Torreon, S.A. de C.V. in an aggregate amount not to exceed $1,200,000 (inclusive of principal and interest)): (a) all funded obligations for borrowed money, including amounts owed to Comerica Bank, GE CF Mexico, S.A. de C.V., and intercompany subdebt; (b) the aggregate amount of trade accounts payable arising in the Ordinary Course of Business that are past due by more than 70 days in excess of $150,000; (c) accounts payable for which checks have been written but not cleared; and (d) amounts owing to Asteer Co., Ltd. in excess of $3,000,000 (as determined by the exchange rate in effect on September 30, 2006).

“Mexican Company Material Adverse Effect” means a change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to the property, business, operations, assets (tangible and intangible), financial condition, results of operation or prospects of the Mexican Subsidiaries; provided, however, that “Mexican Company Material Adverse Effect” does not include changes in business or economic conditions or cycles generally affecting the economy or the automobile industry as a whole so long as the Mexican Subsidiaries or the industries in which they operate are not disproportionately affected thereby, including changes in stock markets, credit markets, Tax rates, interest rates and exchange rates.

“Mexican Contracts” has the meaning set forth in Section 2.17(f) of this Agreement.

“Mexican Financial Statements” has the meaning set forth in Section 2.17(a) of this Agreement.

“Mexican Interim Financial Statements” has the meaning set forth in Section 2.17(a) of this Agreement.

“Mexican Subsidiaries” means WLP Properties, S. de R.L. de C.V., Pullman de Mexico, S.A. de C.V, Pullman de Queretaro, S.A. de C.V, Pullman de Puebla, S.A. de C.V and Pullman Mexico Administracion, S.A. de C.V.

“Multi-Employer Retirement Plan” has the meaning set forth in Section 3(37)(A) of ERISA, as amended.

“Noble” has the meaning set forth in the first paragraph of this Agreement.

“Occupational Safety and Health Law” means any Legal Requirement and any program or any Governmental Body designed to regulate or provide safe and healthful working conditions and to reduce occupational safety and health hazards, illness, disease, etc.

“Other Intellectual Property Assets” has the meaning set forth in Section 2.9(c) of this Agreement.

“Order” means any award, decision, injunction, judgment, order, ruling, subpoena or verdict entered, issued, made or rendered by any Governmental Body.

“Ordinary Course of Business” means in accordance with the usage of trade prevailing in the industry in which the Business operates and in accordance with the Company’s and the Subsidiaries’ historical and customary day-to-day practices with respect to the activity in question, taking into consideration such changes in the Business with respect to new program awards and the start of production of programs.

“Organizational Documents” means the organizational documents of a non-natural Person, including, as applicable, the charter, articles or certificate of incorporation, bylaws, articles of organization, operating agreement or similar governing documents, as amended.

“Owned Real Property” has the meaning set forth in Section 2.8(a) of this Agreement.

“Party” or “Parties” has the meaning set forth in the first paragraph of this Agreement.

“Permissible Method” means a Tax accounting method which is allowed or allowable under the Code and other applicable Tax rules and regulations.

“Permitted Encumbrances” means (A) liens for Taxes not yet due and payable, (B) customary utility easements of record, (C) with respect to the Real Property, all defects, exceptions, restrictions, easements, rights of way and encumbrances disclosed in the Title Commitment, dated September 5, 2006, issued by Sun Title Agency, LLC, as agent for Transnation Title Insurance Company, and known as Commitment Number 052865, (D) those Encumbrances set forth on Exhibit 8.1, and (E) with respect to the Mexican Subsidiaries, the pledge of capital stock in favor of Comerica Bank, a security interest in their respective assets in favor of Comerica Bank, GE CF Mexico, S.A. de C.V. and the Company.

“Person” means any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Body or other entity.

“Personal Property Leases” has the meaning set forth in Section 2.9(a) of this Agreement.

“Proceeding” means any action, arbitration, written charge, written claim, written complaint, challenge, dispute, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body.

“Purchase Price” has the meaning set forth in Section 1.2(a) of this Agreement.

“Real Property” means real estate and appurtenances thereto.

“Real Property Lease” or “Real Property Leases” has the meaning set forth in Section 2.8(b) of this Agreement.

“Related Person” means with respect to a particular natural Person: (a) each other member of such Person’s Family; (b) any Person that is directly or indirectly controlled by any one or more members of such Person’s Family; (c) any Person in which members of such Person’s Family hold (individually or in the aggregate) a Material Interest; and (d) any Person with respect to which one or more members of such Person’s Family serves as a director, officer, partner, manager, managing member, executor or trustee (or in a similar capacity). For purposes of this definition, the “Family” of a natural Person includes (i) the natural Person; (ii) his or her spouse; (iii) any other natural Person who is related to the natural Person or his or her spouse within the second degree; and (iv) any other natural Person who resides with such natural Person.

“Representative” means, with respect to a particular Person, any director, officer, manager, managing member, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Restricted Event” means, with respect to the Company or any U.S. Subsidiary, except as provided on Schedule RE, (a) except in the Ordinary Course of Business, paying a bonus to any Seller, director, manager, officer, employee or agent, or increasing the salary or other compensation of any Seller, director, manager, officer, employee or agent, or entering into any employment, severance or other Contract with any Seller, director, manager, officer, employee or agent; (b) adopting or increasing payments to or benefits under any Employee Benefit Plan; (c) incurring or suffering any labor dispute or disturbance, other than routine individual grievances that are not material to the Business; (d) entering into, terminating or receiving notice of termination of any license, distributorship, dealer, sales representative, noncompetition, joint venture, credit or other Contract or transaction that is material or that involves a total remaining commitment of more than $50,000; (e) selling (other than selling inventory in the Ordinary Course of Business), leasing, licensing or otherwise disposing of any real or material personal property or asset, or incurring or suffering any Encumbrance on any property or asset; (f) canceling or waiving any claim or right, or writing down or writing off any item of inventory or writing down or writing off any accounts or notes receivable, in any case with a value in excess of $50,000; (g) changing any accounting method or principle used; (h) failing to cause any uncontested liability or obligation in excess of $50,000 individually or $200,000 in the aggregate to be paid or satisfied when the same becomes due; (i) making a capital expenditure in excess of what has been reflected in the Financial Statements or the Interim Financial Statements; (j) declaring or paying a dividend or other distribution or payment in respect of the Shares or other securities (except as contemplated in Section 1.5(b)(xii); (k) amending any Organizational Document; (l) incurring or suffering material damage to or destruction or loss of any property or assets material to the operation of the Business, whether or not covered by Insurance; (m) incurring indebtedness for borrowed money other than draws against any current credit facilities or assuming or guarantying an obligation of another Person; (n) issuing, redeeming, purchasing or otherwise acquiring any Shares; (o) other than as permitted by Section 4.5, paying any management or other fee to TMW Enterprises Inc. or any of its Related Parties, Affiliates or employees or paying any monies to any Seller other than compensation in consideration of employment in the Ordinary Course of Business; (p) failing to pay any supplier in the Ordinary Course of Business; or (q) entering into a Contract or making a binding commitment to do any of the foregoing.

“Review Period” has the meaning set forth in Section 1.3(c) of this Agreement.

“S Termination Year” has the meaning set forth in Section 4.13 of this Agreement.

“Seller” or “Sellers” has the meaning set forth in the first paragraph of this Agreement.

“Sellers’ Knowledge” means actual awareness of Tom Talboys, Robert Howard, Bruce Weber, Doug Soifer, Larry Garretson, Keith Blazaitis and Tad Machrowicz, without the necessity of any investigation, diligence or inquiry, except as set forth in Exhibit 8.3.

“Sellers Representative” has the meaning set forth in Section 4.4(a) of this Agreement.

“Shares” has the meaning set forth in Section 1.1 of this Agreement.

“Subsidiary” or “Subsidiaries” means the Mexican Subsidiaries, the U.S. Subsidiaries and Pullman AG, Zug.

“Tax” or “Taxes” means any tax (including any income tax, capital gains tax, value-added tax, sales tax, use tax, property tax, business tax, payroll tax, gift tax, estate tax, franchise tax, net worth tax, excise tax and business occupancy tax), levy, assessment, tariff, duty (including any customs duty), deficiency or other fee or any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body or payable pursuant to any tax-sharing Contract or any other Contract relating to the sharing of payment of any tax, levy, assessment, tariff, duty, deficiency or fee.

“Tax Claim” has the meaning set forth in Section 5.9(b) of this Agreement.

“Tax Proceeding” has the meaning set forth in Section 5.9(c) of this Agreement.

“Tax Refund Amount” means all Tax refunds, if any, actually received by the Company, any U.S. Subsidiary or Buyers and any such amounts actually credited against Tax (net of reasonable out-of-pocket costs incurred by the Parties in connection with obtaining the same, not to exceed the Tax Refund Amount) with respect to Taxes paid by the Company or any of the U.S. Subsidiaries prior to the Closing Date, as estimated by Sellers on Schedule 2.4(e), minus the amount of $400,000, and minus the amount of Michigan Single Business Tax payable after the Closing Date for the S Termination Year; provided, however, that “Tax Refund Amount” will not include any Tax refund to the extent such refund results from a carryback of a net operating loss, Tax credit or similar item arising in a taxable period or portion thereof beginning after the Closing Date or the date immediately preceding the Closing Date, as applicable.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Threatened” means, as to any Proceeding or other matter, that a demand or statement has been made (orally or in writing), or a notice has been given (orally or in writing) or an event has occurred or some other circumstance exists that would lead a Seller, acting reasonably, to conclude that such a Proceeding or other matter is reasonably likely to be asserted, commenced, taken or otherwise pursued in the future.

“Tooling Receivables” has the meaning set forth in Section 1.2(c) of this Agreement.

“Transaction Documents” means this Agreement and all other Contracts and documents to be executed and delivered by any Party or any of their respective Affiliates or Representatives (including Sellers Representative) in connection with the consummation of the transactions contemplated by this Agreement, including the IP Purchase Agreement, that certain Pullman AG Stock Purchase Agreement, dated as of October 11, 2006, among the Company, Thomas Talboys and Noble Swiss Holdings, LLC, and that certain Pullman IC-DISC Stock Purchase Agreement, dated as of October 11, 2006, among the Company, TMW DISC LLC and Pullman Industries IC-DISC, Inc.

“U.S. Closing Date Debt” means the aggregate of any of the following outstanding as of September 30, 2006 with respect to the Company or a U.S. Subsidiary: (a) all funded obligations for borrowed money; (b) all obligations evidenced by notes, debentures or other instruments (c) trade accounts payable arising in the Ordinary Course of Business that are past due by more than 70 days; provided that accounts payable with respect to tooling used in the calculation of the Deferred Payment Amount shall not constitute U.S. Closing Date Debt; (d) accounts payable for which checks have been written but not cleared; (e) all reimbursement obligations (whether contingent or otherwise) in respect of letters of credit in excess of $1,179,000 in the aggregate, bankers’ acceptances, surety or other bonds and similar instruments which would reduce the Company’s borrowing capacity; and (f) all accounts payable relating to capital expenditures by the Company or a U.S. Subsidiary.

“U.S. Subsidiaries” means Pullman Investments, LLC and Pullman Industries of Indiana, Inc.

“WARN Act” means the Worker Adjustment and Retraining Notification (WARN) Act Pub. L. 100 379.102 stat. 890 (1988), as amended, codified at 29 U.S.C. 2101 et seq.

“Workers’ Compensation Law” means any Legal Requirement designed to establish a system for financially compensating and protecting employees who sustain injuries, disabilities or disfigurements or contract an illness arising out of or in the course of their employment.

ARTICLE 7

GENERAL

Section 7.1. Survival of Representations, Warranties, Covenants and Agreements. The representations, warranties, covenants and agreements made by any Party in this Agreement or any other Transaction Document will survive Closing. The representations and warranties set forth in Articles 2 and 3 of this Agreement will expire on April 30, 2008, except that (i) the representations and warranties set forth in Sections 2.4 (Taxes), 2.7 (Employee Benefit Plans), 2.11(b) (No Conflict) and 2.15 (No Broker’s Fees) will survive until the date that is 90 days after the expiration of all applicable statutes of limitations (including any extensions thereof, to the extent that such statute of limitations can be extended), (ii) the representations and warranties set forth in Section 2.13 (Permits and Licenses; Compliance with Legal Requirements) and Section 2.14 (Environmental Matters) will survive until the third anniversary of the Closing Date, and (iii) the representations and warranties set forth in Sections 2.1 (Organization; Capitalization; Ownership) and 2.11(a) (Authorization and Enforceability) will survive forever, and Sellers hereby waive any statute of limitation period applicable to such representations and warranties. Any claim for indemnification under Article 5 with respect to a Breach of a representation or warranty set forth in Articles 2 or 3 will toll the applicable survival period of such representation or warranty as it relates to such claim and any related claim. All covenants and agreements set forth in this Agreement will be given independent effect so that if a certain action or condition constitutes a default under a certain covenant or agreement, the fact that such action or condition is permitted by another covenant or agreement will not affect the occurrence of such default, unless expressly permitted under an exception to such initial covenant or agreement. Likewise, each representation and warranty set forth in this Agreement will be given independent effect so that if a particular representation or warranty proves to be incorrect or is Breached, the fact that another representation or warranty concerning the same or similar subject matter is correct or is not Breached will not affect the incorrectness or Breach of the initial representation or warranty. Except to the extent provided in Section 5.7, no investigation by or knowledge of a Party or its Representatives, before or after the Closing, will affect in any manner any representation, warranty, covenant or agreement of another Party set forth in this Agreement or any other Transaction Document or such Party’s rights to rely thereon, and all representations, warranties, covenants and agreements will survive any such investigation.

Section 7.2. Binding Effect; Benefits; Assignment. All of the terms of this Agreement and the other Transaction Documents executed by a Party will be binding upon, inure to the benefit of and be enforceable by and against the successors and authorized assigns of such Party. Except as otherwise expressly provided in this Agreement or another Transaction Document, nothing in this Agreement or such other Transaction Document, express or implied, is intended to confer upon any other Person any rights or remedies under or by reason of this Agreement or such other Transaction Document, this Agreement and the other Transaction Documents being for the exclusive benefit of the applicable Parties and their heirs, legal representatives, successors and assigns. No Party will assign any of its rights or obligations under this Agreement or any other Transaction Document to any other Person without the prior written consent of the other Parties to this Agreement or other Transaction Documents, as applicable, and any such attempted or purported assignment will be null and void; provided, however, that after or concurrently with the Closing, Buyer may, without consent, assign all or part of its rights under this Agreement or other Transaction Document to (a) one or more of its Affiliates (b) any Person providing funded debt to Buyer or an Affiliate (including the Company or a Subsidiary) or (c) a purchaser of all or a substantial portion of then outstanding capital stock of the Company or the properties, assets or business of the Company and Subsidiaries taken as a whole.

Section 7.3. Entire Agreement. This Agreement, the exhibits and schedules to this Agreement (including the Disclosure Schedule) and the other Transaction Documents set forth the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement or other Transaction Documents, as applicable, and supersede all prior Contracts, letters of intent, arrangements and understandings relating to the subject matter hereof and thereof. No representation, promise, inducement or statement of intention has been made by any Party in connection with the transactions contemplated by this Agreement or other Transaction Document that is not embodied in this Agreement or such other Transaction Document, as applicable, and no Party will be bound by or liable for any alleged representation, promise, inducement or statement of intention not so embodied.

Section 7.4. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the Parties or, in the case of a waiver, by or on behalf of the Party waiving compliance. The failure of any Party at any time to require performance of any provision of this Agreement will in no manner affect the right of that Party at a later time to enforce such provision. No waiver by any Party of any condition or the Breach of any term, covenant, representation or warranty in this Agreement, in any one or more instances, will be deemed to be or construed as a further or continuing waiver of such condition or Breach, or any other condition, term, covenant, representation or warranty in this Agreement.

Section 7.5. Governing Law. This Agreement will be governed by and construed in accordance with the applicable Legal Requirements of the State of Michigan as applicable to Contracts made and to be performed in the State of Michigan, without regard to conflicts of laws principles.

Section 7.6. Notices. All notices, requests, demands and other communications required to be given pursuant to this Agreement will be in writing and will be deemed to have been duly given on the day of delivery if delivered by hand, on the first business day following delivery if sent by facsimile with confirmation, on the first business day following deposit with a nationally recognized overnight mail service, or on the third business day following first class mailing, with first class, postage prepaid:

(a)	If to Buyer or Buyers:	with a copy to:

	Noble Tube Technologies, LLC	Barnes & Thornburg LLP
	c/o Noble International, Ltd.	Attn: Tracy T. Larsen
	Attn: Andrew J. Tavi,	300 Ottawa Avenue, N.W.
	General Counsel	Suite 500
28213 Van Dyke Avenue
	Warren, MI 48093	Grand Rapids, MI 49503
	Telephone: (586) 834-1011	Telephone: (616) 742-3931
	Facsimile: (586) 751-3618	Facsimile: (616) 742-3999

(b)	If to Sellers:	with a copy to:

	Sellers Representative	Honigman Miller Schwartz and
	Robert T. Howard	Cohn LLP
	2120 Austin Avenue	Attn: Patrick T. Duerr
	Rochester Hills, MI 48309	660 Woodward Avenue, Suite 2290
	Telephone: (248) 844-1410	Detroit, MI 48226
	Facsimile: (248) 844-1420	Telephone: (313)465-7362
Facsimile: (313) 465-7363

A Party may change his, her or its address, telephone number or facsimile number by prior written notice to the other Parties.

Section 7.7. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original and together will constitute one and the same agreement. A facsimile signature will have the same effect as an original signature.

Section 7.8. Expenses. Except as otherwise expressly provided in this Agreement, each Party will pay his, her or its own respective expenses, costs and fees (including attorneys’ and other professional fees and costs) incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated by this hereby and thereby. Any expenses paid or incurred by the Company or any Subsidiary in connection with the transactions contemplated by this Agreement or any other Transaction Document (including financial advisory, legal and accounting fees and any transfer Taxes relating to the transfer of the Bloomingdale, Michigan real estate), to the extent known, will be paid or reimbursed by Sellers at Closing and to the extent unknown as of the Closing Date, will be paid or reimbursed by Sellers as soon as possible following the Closing. On the Closing Date, Sellers will reimburse Buyer for half of the amount of the Hart-Scott-Rodino filing fee previously paid by Buyer.

Section 7.9. Headings; Construction; Time of Essence. The headings of the articles, sections and paragraphs in this Agreement have been inserted for convenience of reference only and will not restrict or otherwise modify any of the terms or provisions of this Agreement. Unless otherwise expressly provided, the words “including,” “include” or “includes,” or other similar words, whenever used in this Agreement will be deemed to be immediately followed by the words “without limitation”. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Neither this Agreement nor any other Transaction Document (nor any uncertainty or ambiguity herein or therein) will be construed against any Party under any rule of construction or otherwise. No Party will be considered the draftsman of this Agreement or any other Transaction Document. This Agreement and each other Transaction Document has been reviewed, negotiated and accepted by all Parties and their attorneys and will be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of the Parties. All references to dollars in this Agreement or any other Transaction Document are to U.S. Dollars.

Section 7.10. Partial Invalidity. Whenever possible, each provision of this Agreement and each other Transaction Document will be interpreted in such manner as to be effective and valid under applicable Legal Requirements, but in case any one or more of the provisions contained in this Agreement or other Transaction Document is, for any reason, held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision of this Agreement or other Transaction Document, as applicable, and this Agreement or other Transaction Document will be construed as if such invalid, illegal or unenforceable provision or provisions had never been contained herein or therein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby or thereby to be unreasonable. If the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a material adverse effect on a Party, all Parties will endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

Section 7.11. Waiver of Jury Trial. EACH OF THE PARTIES HEREBY KNOWINGLY AND WILLINGLY WAIVES HIS, HER OR ITS RIGHTS TO DEMAND A JURY TRIAL IN ANY ACTION OR PROCEEDING INVOLVING THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH OF THE PARTIES REPRESENTS AND WARRANTS THAT HE, SHE OR IT HAS REVIEWED THIS WAIVER WITH HIS, HER OR ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED HIS, HER OR ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

The Parties have executed this Stock Purchase Agreement as of the date stated in the first paragraph of this Stock Purchase Agreement.

NOBLE TUBE TECHNOLOGIES, LLC

By
Thomas L. Saeli
Its Chief Executive Officer

“Buyer”

NOBLE INTERNATIONAL, LTD.

By
Thomas L. Saeli
Its Chief Executive Officer

“Noble”

Keith Blazaitis

Donald R. Brooks, Trustee u/t/d 7/27/84

Larry Garretson

Robert T. Howard

[signatures continue on following page]

[continuation of signatures to Stock Purchase Agreement]

Laurence M. Luke, Trustee u/t/d 3/22/96

Oscar B. Marx III, Trustee u/t/d 2/17/90

Frank McNulty, Trustee u/t/d 6/8/92

Paul Oster

Douglas Soifer, Trustee u/t/d 12/10/92

Thomas Talboys

Bruce Weber

[signatures continue on following page]

[continuation of signatures to Stock Purchase Agreement]

Thomas R. Wheeler

Erin A. Wright

Morgan A. Wright

Thomas and Nancy Wheeler Grandchildren’s Trust #2

Thomas M. Wheeler, Trustee u/t/d 4-9-86

Lisa Wheeler Huzella, Trustee u/t/d 3-31-95

Lisa Wheeler Huzella, as custodian for Michael Huzella under the Colorado Uniform Transfers to Minors Act

[signatures continue on following page]

[continuation of signatures to Stock Purchase Agreement]

Lisa Wheeler Huzella, as custodian for James Huzella under the Colorado Uniform Transfers to Minors Act

Lisa Wheeler Huzella, as custodian for Thomas Huzella under the Colorado Uniform Transfers to Minors Act

Lisa Wheeler Huzella, as Trustee of The Michaelon A. Wright 2006 Trust under Agreement dated July 27, 2006

Douglas Soifer, as Trustee of The Michaelon A. Wright 2006 Trust under Agreement dated July 27, 2006

Michaelon A. Wright, Trustee of The Lisa Wheeler Huzella 2006 Trust under Agreement dated July 27, 2006

Thomas M. Wheeler, Trustee of The Lisa Wheeler Huzella 2006 Trust under Agreement dated July 27, 2006

[signatures continue on following page]

[continuation of signatures to Stock Purchase Agreement]

Michaelon A. Wright, Trustee u/t/d 10-3-95

Patsy C. Wheeler, Trustee of The Thomas R. Wheeler 2006 Trust under Agreement dated July 27, 2006

“Sellers”

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